Exhibit 2.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED

BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCOSED.

CONTRIBUTION AND EXCHANGE AGREEMENT

by and among

DORCHESTER MINERALS, L.P.

and

West Texas Minerals LLC

Carrollton Mineral Partners, LP

Carrollton Mineral Partners Fund II, LP

Carrollton Mineral Partners III, LP

Carrollton Mineral Partners III-B, LP

Carrollton Mineral Partners IV, LP

CMP Permian, LP

CMP Glasscock, LP

Carrollton Royalty, LP

September 12, 2024

TABLE OF CONTENTS

ARTICLE 1 CLOSING; CONTRIBUTION		1
1.1	Closing	2
1.2	Contribution of the Properties	1
1.3	Excluded Properties	4
1.4	Consideration for the Properties	4
1.5	Instruments of Conveyance	5
1.6	Due Diligence	5
1.7	Defect Disputes	9
1.8	Special Warranty of Title	9
1.9	Settlement Statement	10
1.10	Limited Liabilities Assumed by the Partnership	11
1.11	Tax Treatment	11
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP		12
2.1	Organization and Existence	12
2.2	Governing Documents	12
2.3	Capitalization of the Partnership	12
2.4	Authority Relative to this Agreement	13
2.5	Noncontravention	14
2.6	Governmental Approvals	14
2.7	Financial Statements; Controls and Procedures	14
2.8	Absence of Undisclosed Liabilities	15
2.9	Absence of Certain Changes	15
2.10	Compliance With Laws	16
2.11	Brokerage Fees	16
2.12	Listing; Trading	16
2.13	SEC Filings	16
2.14	Legal Proceedings	17
2.15	Bankruptcy	17
2.16	Qualification	17
2.17	Independent Evaluations	17
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS		17
3.1	Organization and Existence	17
3.2	Authority Relative to this Agreement	18
3.3	Noncontravention	18
3.4	Governmental Approvals	18
3.5	Reserved	18
3.6	Absence of Undisclosed Liabilities	19
3.7	Absence of Certain Changes	19
3.8	Tax Matters	19
3.9	Compliance with Laws	20

3.10	Legal Proceedings	20
3.11	Permits	20
3.12	Environmental Matters	20
3.13	Commitments	21
3.14	No Alienation	21
3.15	Make-Up Rights	21
3.16	Imbalances	21
3.17	Basic Documents	21
3.18	Area of Mutual Interest and Other Agreements	22
3.19	Payment of Expenses	22
3.20	Preferential Rights and Consents to Assign	22
3.21	No Participating Minerals	22
3.22	Brokerage Fees	22
3.23	Investment Intent	22
3.24	Disclosure	23
3.25	Independent Evaluations	23
3.26	Limitations	24
ARTICLE 4 CONDUCT OF THE CONTRIBUTORS PENDING CLOSING; CERTAIN ACTIONS RELATING TO CLOSING		25
4.1	Conduct and Preservation of the Business of the Contributors	25
4.2	Restrictions on Certain Actions of the Contributors	25
ARTICLE 5 ADDITIONAL AGREEMENTS		26
5.1	Access to Information; Confidentiality	26
5.2	Notification of Certain Matters	27
5.3	Reasonable Best Efforts	27
5.4	Public Announcements	27
5.5	Amendment of Schedules	27
5.6	Fees and Expenses	28
5.7	Tax Disclosure	28
5.8	Post-Closing Assurances and Access to Records	28
5.9	NASDAQ Listing	28
5.10	SEC Reporting; Financial Statements	29
ARTICLE 6 CONDITIONS		30
6.1	Conditions to Obligations of the Parties	30
6.2	Conditions to Obligation of the Contributors	30
6.3	Conditions to Obligation of the Partnership	31
ARTICLE 7 PRODUCTION, PROCEEDS, EXPENSES AND TAX MATTERS		33
7.1	Division of Ownership	32
7.2	Division of Expenses	33
7.3	Recording and Transfer Expenses	33
7.4	Taxes	33
7.5	Casualty Loss	35
7.6	704(c) Methodology	36

ARTICLE 8 TERMINATION		36
8.1	Termination	36
8.2	Effect of Termination	37
ARTICLE 9 SURVIVAL AND INDEMNIFICATION		37
9.1	Survival of Representations, Warranties, Covenants and Agreements	37
9.2	Assumed Obligations; Retained Obligations	38
9.3	Indemnification	38
9.4	Indemnity Limitations	40
9.5	Indemnification Procedures	41
ARTICLE 10 MISCELLANEOUS		43
10.1	Notices	43
10.2	Entire Agreement	44
10.3	Contributors’ Representative	44
10.4	Binding Effect; Assignment; Third Party Benefit	45
10.5	Severability	45
10.6	Governing Law; Consent to Jurisdiction	45
10.7	Descriptive Headings	46
10.8	Gender	46
10.9	References	46
10.10	Counterparts	47
10.11	Injunctive Relief; Liquidated Damages	47
10.12	Amendment	47
10.13	Waiver.	47
10.14	Surface Interests	47
10.15	Scope of Representations and Warranties	48
ARTICLE 11 DEFINITIONS		48
11.1	Certain Defined Terms	48
11.2	Certain Additional Defined Terms	56

INDEX TO EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Fee Properties
Exhibit A-2	NPRI Properties
Exhibit A-3	ORRI Properties
Exhibit A-4 Exhibit A-5	Wells Surface Interests
Exhibit A-6a Exhibit A-6b	Allocated Values (Lands) Allocated Values (Wells)
Exhibit B	Instruments of Conveyance
Exhibit C	Form of Tax Basis Schedule
Exhibit D	Excluded Properties
Exhibit E	Form of Transfer Agent Certificate
Exhibit F Exhibit G	Form of Letter regarding Transfer of Properties Form of Side Letter Agreement

Schedules
Partnership Schedules

Schedule 2.5	Noncontravention
Schedule 2.6	Governmental Approvals
Schedule 2.8	Absence of Undisclosed Liabilities
Schedule 2.9	Absence of Certain Changes

Contributors’ Schedules

Schedule 1.4	Allocation of Common Units
Schedule 3.3	Noncontravention
Schedule 3.4	Governmental Approvals
Schedule 3.6	Absence of Undisclosed Liabilities
Schedule 3.7	Absence of Certain Changes
Schedule 3.9	Compliance With Laws
Schedule 3.10	Legal Proceedings
Schedule 3.11	Permits
Schedule 3.12	Environmental Matters
Schedule 3.19	Payment of Expenses
Schedule 3.20	Preferential Rights and Consents to Assign

v

Other Schedules

Schedule 4.2(a)	Permitted Encumbrances
Schedule 4.2(b)	Disposal of Properties
Schedule 11.1	Certain Definitions

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (“Agreement”) is executed as of September 12, 2024 (the “Execution Date”) by and between Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), and West Texas Minerals LLC, a Delaware limited liability company (the “WTM Contributor”), Carrollton Mineral Partners, LP, a Texas limited partnership (the “CMP Contributor”), Carrollton Mineral Partners Fund II, LP, a Texas limited partnership (the “CMP II Contributor”), Carrollton Mineral Partners III, LP, a Texas limited partnership (the “CMP III Contributor”), Carrollton Mineral Partners III-B, LP, a Texas limited partnership (the “CMP III-B Contributor”), Carrollton Mineral Partners IV, LP, a Texas limited partnership (the “CMP IV Contributor”), CMP Permian, LP, a Texas limited partnership (the “Permian Contributor”), CMP Glasscock, LP, a Texas limited partnership (the “Glasscock Contributor”), and Carrollton Royalty, LP, a Texas limited partnership (the “CR Contributor” and together with the CMP Contributor, CMP II Contributor, CMP III Contributor, CMP III-B Contributor, CMP IV Contributor, Permian Contributor, Glasscock Contributor and CR Contributor, the “Carrollton Contributors” and collectively with the WTM Contributor, the “Contributors”). Each of the Contributors is referred to herein individually as a “Contributor” and the Contributors together with the Partnership are referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, each Contributor owns certain interests in Oil and Gas properties, rights and related assets that are defined and described herein as the “Properties”;

WHEREAS, the Contributors desire to contribute the Properties to the capital of the Partnership in exchange for Common Units, as provided herein; and

WHEREAS, it is the desire of the parties hereto to set forth the specific terms and conditions of the foregoing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1
CLOSING; CONTRIBUTION

1.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), but shall be deemed to have taken place at the offices of Dorchester Minerals, L.P., 3838 Oak Lawn Avenue #300, Dallas, Texas 75219, at 11:00 a.m., local time, on September 30, 2024, provided that the conditions to Closing set forth in ARTICLE 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or place or on such other date as the parties hereto shall agree (the “Closing Date”).

1.2    Contribution of the Properties. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, the Contributors shall assign, transfer, deliver and convey (collectively, “transfer”), or cause to be transferred, to the Partnership, and the Partnership shall acquire from the Contributors, all of the following (each, individually, a “Property” and, collectively, the “Properties”):

(a)    all of the Contributors’ undivided interests in and to the fee mineral interests applicable to Oil and Gas and Other Minerals in, on and under the tracts of land described in Exhibit A-1 attached hereto and made a part hereof (each, individually, a “Fee Property” and, collectively, the “Fee Properties”);

(b)    the non-participating royalty interests burdening Oil and Gas produced, saved or sold from the tracts of land described on Exhibit A-2 attached hereto and made a part hereof (each, individually, a “NPRI Property” and, collectively, the “NPRI Properties”);

(c)    the overriding royalty interests burdening the Oil and Gas produced, saved or sold from the tracts of land described on Exhibit A-3 (each, individually, an “ORRI Property” and, collectively, the “ORRI Properties”);

(d)    other than proceeds of Production that are attributable to periods prior to the Reference Date and that are actually received by the Contributors prior to the Reference Date, all of the Contributors’ rights to receive revenues attributable to production from, and any other rights and benefits in any way related to, the wells related to the Properties described in this Section 1.2 (including, without limitation, permitted well locations, drilled but uncompleted wells and other wells, including those wells described on Exhibit A-4) (each, individually, a “Well” and, collectively, the “Wells”), and together with the Fee Properties, NPRI Properties, the ORRI Properties, and the Surface Interests (defined below), the “Oil and Gas Assets”);

(e)    the surface interests described in Exhibit A-5 (collectively, the “Surface Interests”), which shall be made without reservation of minerals and for those Relinquishment Act lands shall include all rights to execute oil and gas leases as Owner of the Soil and as agent for the State of Texas and to receive royalty, bonus, rental, and other payments owing to the Owner of the Soil under existing and future leases in and under mineral classified lands subject to the Relinquishment Act and Tex. Nat. Res. Code Chapter 52, Subchapter F, together with all right, title, and interest accruing to the Surface Interests under all current or future valid oil, gas or mineral unitization, pooling, or communitization agreements, declarations and/or orders, and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary pooling or unitization agreements, designations and/or declarations), relating to the Surface Interests;

(f)    except insofar as they arise from costs, expenses, or taxes to be borne by Contributors pursuant to Article 7, all of the Contributors’ benefits, claims, actions, causes of action and other rights as lessor under (or the assignee or transferee of any overriding royalty interests created from) any Oil and Gas Leases, regardless of whether the same arose on, before or after the Reference Date;

(g)    all of the Contributors’ interests in and to all Oil and Gas and/or Other Minerals unitization, lease pooling and/or communitization agreements, declarations and/or orders, and in and to the properties, rights and interests covered and the Units created thereby, as it relates to the Oil and Gas Assets;

(h)    to the extent assignable, all of the Contributors’ interests in and rights under all operating agreements, production sales contracts, processing agreements, transportation agreements, gas balancing agreements, farm-out and/or farm-in agreements, salt water disposal agreements, area of mutual interest agreements and other contracts and/or agreements to the extent the foregoing cover, affect, or otherwise relate to the Oil and Gas Assets or to the operation of such properties, rights and interests or to the treating, handling, storing, processing, transporting or marketing of Oil and Gas or Other Minerals produced from (or allocated to) such properties, rights and interests, as same may be amended or supplemented from time to time;

(i)    all interests in all Oil and Gas and Other Minerals produced from or allocated to the Oil and Gas Assets, and any products processed or obtained therefrom (collectively, the “Production”), together with (i) all proceeds of Production (regardless of whether the severance of the Production to which such proceeds relates occurred on, before or after the Reference Date, other than proceeds of Production that are attributable to periods prior to the Reference Date and that are actually deposited in an account held by each Contributor prior to the Reference Date, as evidenced by each Contributor’s bank statements), and (ii) all liens and security interests securing payment of the proceeds from the sale of such Production, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdiction in which the Properties are located or statutes made applicable to the Properties under federal law (or some combination of federal and state law);

(j)    all interests in all payments received, or to be received, in lieu of production from the Oil and Gas Assets (regardless of whether such payments accrued, and/or the events which gave rise to such payments occurred, on, before or after the Reference Date, other than payments attributable to periods prior to the Reference Date and that are actually deposited in an account held by each Contributor prior to the Reference Date, as evidenced by each Contributor’s bank statements), including, without limitation, (i) “take or pay” payments and similar payments, (ii) payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or similar obligations or other obligations under a production sales contract, (iii) payments received under a gas balancing agreement or similar written or oral arrangement, as a result of (or received otherwise in settlement of or pursuant to judgment rendered with respect to) rights held by the Contributors as a result of the Contributors (and/or its predecessors in title) taking or having taken less gas from lands covered by an Oil and Gas Asset, than its ownership of such property right or interest would entitle it to receive and (iv) shut-in rental or royalty payments;

(k)    to the extent legally transferable, all interests in all contract rights and choses in action (i.e., rights to enforce contracts or to bring claims thereunder) related to the Oil and Gas Assets to the extent the same arose, and/or the events which gave rise to the same occurred on, before or after the Reference Date hereof, and further regardless of whether same arise under contract, the law or in equity;

(l)    an amount of cash in immediately available funds equal to all of the cash receipts from or attributed to the Properties that were actually received or deposited in an account held by each Contributor during the period beginning on the Reference Date and ending on the Closing Date as evidenced by each Contributor’s bank statements (the “Contributed Cash”), which includes proceeds from Production described in Section 1.2(i); and

(m)    all rights, estates, powers and privileges appurtenant to the foregoing rights, interests and properties, including without limitation executive rights (i.e., rights to execute leases), rights to receive bonuses and delay rentals and rights to grant pooling authority.

1.3    Excluded Properties. Notwithstanding the foregoing, the Properties shall not include and there is excepted, reserved and excluded from the transaction contemplated hereby those properties and interests set forth on Exhibit D and the following properties or interests (collectively with those items on Exhibit D, the “Excluded Properties”):

(a)    all corporate seals, organizational documents, minute books and legal records of any Contributor and its Affiliates that relate to such Contributor’s and its Affiliates’ organization as legal entities;

(b)    all franchise tax records;

(c)    all books, records and files that relate solely to Excluded Properties; provided that the Contributors may retain copies, at its sole expense, of such books, records and files that relate to both Properties and Excluded Properties;

(d)    any Records to the extent disclosure or transfer would result in a violation of Applicable Law;

(e)    attorney-client privileged communications and work product of any Contributor’s or any of such Contributor’s Affiliates’ legal counsel (other than title opinions); and

(f)    records relating to the marketing, negotiation, and consummation of the sale of the Properties.

1.4    Consideration for the Properties. The aggregate consideration for the contribution of the Properties shall be six million, seven hundred twenty-one thousand, one hundred forty-four (6,721,144) Common Units and will be allocated to the Contributors in the amounts set forth opposite each Contributor’s name on Schedule 1.4 (such Common Units, the “Base Subject Units” and, the Base Subject Units, as may be adjusted in accordance with Section 1.6, the “Subject Units”). As of the Closing, each Contributor agrees to be bound by all of the terms and conditions of the Partnership Agreement, including the power of attorney granted in Section 2.6(a)(i)(D) thereof. On the date of this Agreement, the Partnership shall designate Equiniti Trust Company, LLC (the “Exchange Agent”) for the purpose of issuing and delivering to the Contributors the Subject Units. The Subject Units will be issued under registration statements on Form S-4 (together with any and all of the amendments and prospectus supplements thereto, the “Registration Statements”) that have been declared effective under the Securities Act.

1.5    Instruments of Conveyance. In order to effectuate the transfer of the Properties contemplated by Section 1.2, at the Closing, each Contributor shall execute and deliver, or cause to be executed and delivered to the Partnership, dated as of the Closing Date but effective as of the Reference Date, substantially in the form attached hereto as Exhibit B (the “Conveyances”) and such deeds (in reasonable and local customary form and describing the Properties) and other bills of sale, certificates of title and other documents or instruments of assignment, transfer or conveyance as the Partnership shall reasonably deem necessary or appropriate to vest in or confirm to the Partnership Defensible Title to the Properties, which shall be transferred at Closing.

1.6    Due Diligence.

(a)    Inspection and Assertion of Defects. Each Contributor shall make available to the Partnership all title opinions, supplemental title opinions and other title information relating to the Properties and in the possession or control of such Contributor or to which such Contributor has access. The Partnership may, to the extent it deems appropriate, conduct, at its sole cost, such title examination or investigation as it may choose to conduct with respect to the Properties. If any matter comes to the Partnership’s attention which would constitute a Defect, the Partnership may notify the Contributor’s Representative of such determination at any time but no later than 5:00 p.m. Central Time on September 25, 2024 (“Defect Deadline”). Any such notice (each, a “Defect Notice”) shall be in writing and include: (i) the Oil and Gas Asset affected by such Defect, (ii) the nature of such Defect and supporting documentation with respect thereto to the extent such documentation is in the Partnership’s possession, and (iii) the Partnership’s estimate of the Defect Amount. Such alleged Defects of which the Partnership so provides notice are herein called “Asserted Defects.” If such Defect Notice is not delivered prior to the Defect Deadline, the Partnership shall thereafter be deemed to have forever waived and shall have no right to assert such Defects as the basis for an adjustment to the Base Subject Units under Section 1.6(b). To give the Contributors an opportunity to commence reviewing and curing Defects, upon the execution of this Agreement, the Partnership shall use commercially reasonable efforts to give the Contributors, on or before the end of every calendar week period prior to the Defect Deadline, written notice of all alleged Defects discovered by the Partnership (including its Affiliates or Representatives) during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect Deadline; provided, however, that no failure by the Partnership to provide such preliminary notice shall affect the Partnership’s rights (or otherwise give rise to any liability of the Partnership) hereunder. To give the Partnership an opportunity to commence reviewing Benefits, upon the execution of this Agreement, the Contributors shall use commercially reasonable efforts to give the Partnership, on or before the end of every calendar week period prior to the Defect Deadline, written notice of all Benefits discovered by the Contributors (including its Affiliates or Representatives) during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect Deadline; provided, however, that no failure by the Contributors to provide such preliminary notice shall affect the Contributors’ rights (or otherwise give rise to any liability of the Contributors) hereunder.

(b)     For each Asserted Defect, the Contributors may elect, by written notice to the Partnership delivered at least two (2) Business Days before the Closing Date, to do one of the following with respect to each Property affected by one or more Asserted Defects (a “Defect Property”):

(i)    With respect to any Defect Property for which the asserted Defect Amount equals or exceeds the Defect Amount Limit, exclude such Defect Property (or any one or more Target Formations within such Defect Property) at the Closing, in which event the Base Subject Units shall be reduced by the “Allocated Value” thereof as shown on Exhibit A-6a or Exhibit A-6b, as applicable (the “Allocated Value”). If any Defect Properties (or any one or more Target Formations within such Defect Properties) are excluded by the Contributors at the Closing, then such Defect Properties (or such Target Formations within such Defect Properties, as applicable) shall not be conveyed to the Partnership at Closing and shall be deemed an “Excluded Property” for purposes of this Agreement.

(ii)    Convey such Defect Property (or any one or more Target Formations within such Defect Property) at Closing and adjust the Base Subject Units as follows (the “Defect Amount”):

(A)    if the Parties agree on the Defect Amount, in Subject Units, that amount shall be the Defect Amount;

(B)    if the Defect represents a discrepancy between (y) Contributors’ total actual Net Royalty Acres for a Property (excluding any Well), as applicable, and (x) the Net Royalty Acres stated on Exhibit A-1 for a Fee Property, Exhibit A-2 for an NPRI Property, and Exhibit A-3 for an ORRI Property, and Exhibit A-5 for a Surface Interest (as applicable), then the Defect Amount shall be the product of the Allocated Value for the applicable Property, multiplied by a fraction, the numerator of which is the decrease between (x) the Net Royalty Acres for such Property as stated on Exhibit A-1, Exhibit A-2, Exhibit A-3, or Exhibit A-5 (as applicable) and (y) the actual Net Royalty Acres held by Contributors, in total, for such Property and the denominator of which is the Net Royalty Acres stated for such Property as stated on Exhibit A-1, Exhibit A-2, Exhibit A-3, or Exhibit A-5 (as applicable);

(C)    if the Defect represents a discrepancy between (y) the actual Net Revenue Interest owned by Contributors, in total, for a Well and (x) the Net Revenue Interest stated on Exhibit A-6b for such Well, then the Defect Amount shall be the product of the Allocated Value of Contributors’ interest in such Well multiplied by a fraction, the numerator of which is the decrease between (x) the Net Revenue Interest for such Well as stated on Exhibit A-6b and (y) the actual Net Revenue Interest held by Contributors, in total, for such Well, and the denominator of which is the Net Revenue Interest stated on Exhibit A-6b for such Well;

(D)    if the Defect is a lien, encumbrance or other charge upon a Defect Property which is liquidated in amount, then the Base Subject Units shall be reduced by an amount equal to the quotient of (i) the amount necessary to be paid to the obligee to remove the Asserted Defect from the affected Defect Property, divided by $29.74; and

(E)    if the Defect (1) is not of the type described in Section 1.6(b)(ii)(A), Section 1.6(b)(ii)(B), Section 1.6(b)(ii)(C), or Section 1.6(b)(ii)(D), and (2) represents an obligation or burden upon the affected Defect Property, the Defect Amount shall be the quotient of: (i) the amount necessary to account for the diminution in value and adverse economic impact to the affected Defect Property, divided by (ii) $29.74.

(F)    Notwithstanding anything in this Agreement to the contrary, there shall not be any adjustment to the Base Subject Units and the Partnership shall not be entitled to any further remedy under this Section 1.6: (i) with respect to any individual Defect having a Defect Amount less than the De Minimis Amount; provided that if the same Defect affects multiple Oil and Gas Assets (or multiple Contributors’ interest in such Oil and Gas Assets), the Defect Amount shall be aggregated for the purposes of determining whether the De Minimis Amount has been satisfied; and (ii) with respect to any Defects which exceed the De Minimis Amount, until the sum of all such Defect Amounts exceeds the Title Deductible, and then only to the extent such amounts (excluding all Defect Amounts (1) attributable to Defects cured by the Contributors or (2) in respect of Defect Properties retained by Contributors pursuant to Section 1.6(b)(i)) actually exceed, in the aggregate, the Title Deductible; provided, further, that the aggregate of all Defect Amounts exceeding the De Minimis Amount shall be netted against the aggregate of all Benefit Amounts.

(iii)    Cure any Defect on or before sixty (60) days after the Closing Date (the “Defect Cure Period”). If any Contributor or Contributors have cured a Defect to the Partnership’s reasonable satisfaction, prior to the Closing Date, the applicable Defect Property shall be transferred at Closing to the Partnership and no adjustment to the Base Subject Units shall be made at Closing with respect to the Defect affecting such Defect Property. If the Contributors elect to cure a Defect in accordance with this Section 1.6(b)(iii), but have not cured such Defect to the Partnership’s reasonable satisfaction prior to the Closing Date, the applicable Defect Property shall be transferred at Closing to the Partnership and the Defect Amount asserted in good faith by the Partnership shall be used for the purposes of calculating the reduction to the Base Subject Units issued at Closing. Subject to the Contributors’ continuing right to dispute under Section 1.7, if prior to the expiration of the Defect Cure Period, Contributors cure a Defect, then within five (5) days of such cure: (1) the Partnership shall issue to Contributors Common Units equal to the Defect Amount cured by Contributors or (2) if the Defect Amount for Asserted Defects cured by Contributors is less than the Cash Settlement Limit, in lieu of issuing such Common Units, the Partnership may elect to pay to Contributors an amount equal to the product of the number of Common Units included in the Defect Amount multiplied by $28.95. If the Contributors are unable to cure a Defect prior to the expiration of the Defect Cure Period, then the Partnership shall not be required to issue any additional Common Units or make any additional payments in connection with such Defect. For the purposes of this Agreement, a Defect is cured if either one of the two following conditions is satisfied: (1) it no longer exceeds the De Minimis Amount or (2) the sum of all Defects (excluding any Defects for Defect Property excluded pursuant to Section 1.6(b)(i)) which exceed the De Minimis no longer exceed the Title Deductible.

(iv)    Dispute the Defect in accordance with Section 1.7.

(c)    If any Contributor obtains Knowledge of any Benefit within three (3) days before the Defect Deadline, then such Contributor shall promptly after discovery (but in any event before the Defect Deadline) provide written notice to the Partnership of such Benefit. Such notice shall be in writing and include: (1) the Property affected by such Benefit, (2) the nature of such Benefit and supporting documentation with respect thereto, and (3) such Contributor’s estimate of the value attributable to such Benefit. With respect to each Property affected by a Benefit reported hereunder, an amount (the “Benefit Amount”) equal to the increase in the Allocated Value for such Property caused by such Benefit (calculated in a similar manner as the determination of Defect Amounts in accordance with the terms of Section 1.6(b)(ii)(A), 1.6(b)(ii)(B) and 1.6(b)(ii)(C), as applicable, mutatis mutandis, except no Title Deductible shall apply), will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Benefit, the Parties have not agreed on the amount of the Benefit or have not otherwise agreed on the validity of such Benefit, the Contributor and the Partnership shall have the right to elect to have such Benefit Amount determined by a Title Arbiter pursuant to and in accordance with the provisions regarding a disputed Defect set forth in Section 1.7, mutatis mutandis. The aggregate sum of all Benefit Amounts shall be applied to offset any reductions to the Base Subject Units due to Defects.

(d)    Notwithstanding anything in this Agreement to the contrary, there shall not be any adjustment to the Base Subject Units and the Contributors shall not be entitled to any further remedy under this Section 1.6 with respect to any individual Benefit having a Benefit Amount less than the Benefit De Minimis Amount.

(e)    If the sum of (i) all Defect Amounts, minus (ii) all Benefit Amounts results in the calculation of a fraction of a Common Unit, such sum shall be rounded down to the nearest full Common Unit.

1.7    Defect Disputes. With respect to each Asserted Defect, the Contributors’ Representative, the WTM Contributor and the Partnership shall in good faith attempt to agree on the existence and Defect Amount for all Asserted Defects prior to the Closing. Representatives of the parties hereto, knowledgeable in title matters, shall meet for this purpose. If a disputed Asserted Defect or Defect Amount cannot be resolved prior to the Closing, the applicable Oil and Gas Asset shall be transferred at Closing to the Partnership and the Subject Units shall be reduced by the Partnership’s good-faith estimate of the Defect Amount and the applicable Defect Property shall be included in the Properties conveyed to the Partnership at the Closing. Within fifteen (15) days after Closing any party hereto may submit any such disputed Asserted Defects or Defect Amounts (or any dispute related to Contributors’ cure or alleged cure of a Defect pursuant to Section 1.6(b)(iii) to be finally decided by the Title Arbiter in accordance with the procedures set forth in this Section 1.7 by providing a notice to the other party thereof (a “Dispute Notice”). If a Dispute Notice is not timely submitted, the applicable dispute will be deemed to have been waived by the Parties for all purposes of this Agreement. If a party submits a Dispute Notice under this Section 1.7, then the parties shall submit each such unresolved dispute to a neutral third-party title attorney with at least ten years’ experience rendering oil and gas title opinions in the state in which the applicable Oil and Gas Assets are located (such Person, a “Title Arbiter”). Unless otherwise agreed by the parties, all disputed Asserted Defect and Benefit matters shall be resolved by a single Title Arbiter pursuant to a single, consolidated arbitration proceeding. The Title Arbiter shall be selected by mutual agreement of the parties, or absent such agreement, within ten (10) Business Days of becoming aware that such agreement cannot be made as to the selection of a Title Arbiter, then the parties shall each select a third party title attorney and such title attorneys together shall select such Title Arbiter, and if any party does not select a title attorney within ten (10) days of written demand therefor by the other party, then the title attorney selected by the other party shall be such Title Arbiter. No Title Arbiter shall have worked as an employee or outside counsel for the parties or their respective Affiliates during the ten-year period preceding the arbitration or have any financial interest in the dispute. Once appointed, the Title Arbiter shall have no ex parte communication with either party regarding the determination of the underlying dispute. The place of arbitration shall be Dallas, Texas, and any arbitration proceeding pursuant to this Section 1.7, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 1.7. The parties, within ten (10) days after the Title Arbiter is appointed, shall submit written summaries of their positions regarding each disputed matter. The Title Arbiter shall act as an expert for the limited purpose of determining the existence, scope and Defect Amount, in Base Subject Units, of an Asserted Defect, and may not award damages, interest or penalties to any party or assess any other matter. The Title Arbiter’s decision must be consistent with the range of values assigned to each Asserted Defect by the Contributors’ Representative or the WTM Contributor, as applicable, and the Partnership. The parties shall instruct the Title Arbiter to, and such Title Arbiter shall, make a final determination of the existence, scope and Defect Amount of each Asserted Defect submitted to such Title Arbiter in accordance with the terms, guidelines and procedures set forth in this Agreement (which final determination shall be delivered by such Title Arbiter not more than 20 days following submission of such disputed matters), and such determination by the Title Arbiter shall not be subject to court review or otherwise appealable, absent manifest error. The Parties shall reasonably cooperate with the Title Arbiter during the term of its engagement. Each of the parties shall bear its own legal fees and other costs of presenting its case to the Title Arbiter. If the Title Arbiter rules in favor (or partially in favor) of such Contributor, within five (5) days of such ruling, the Partnership shall issue to such Contributor Common Units equal to the difference, (z), between: (x) the number of Common Units to which such Contributor should have been entitled as determined by the Title Arbiter; minus (y) the number of Common Units that were issued to such Contributor at Closing, with respect to the disputed Oil and Gas Asset; provided, however, in the event that (z) is less than is less than the Cash Settlement Limit, then in lieu of issuing such Common Units, the Partnership may elect (in its sole and absolute discretion) to pay Contributor an amount in cash equal to the number of Common Units that would have otherwise been issued in accordance with this sentence multiplied by the closing price of such Common Units on the day that the Closing occurred as reported by NASDAQ. If the Title Arbiter rules in favor of the Partnership, the Partnership shall not be required to issue the applicable Common Units.

1.8    Special Warranty of Title. The Conveyances delivered at Closing will contain a special warranty of Defensible Title, effective as of Closing, for a period of two (2) years after Closing, whereby each Contributor shall warrant title to its respective interest in the Oil and Gas Assets unto the Partnership against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under such Contributor, or such Contributor’s Affiliates that are predecessors in such Contributor’s chain of title to such Oil and Gas Asset, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”); provided, however, that no assignment or conveyance of any portion of the Oil and Gas Assets from one Contributor to another Contributor shall be deemed to constitute a breach of the Special Warranty. No later than the date that is two (2) years after the Closing Date, the Partnership may furnish the Contributors a reasonably detailed written notice setting forth any matters which the Partnership intends to assert as a breach of the Special Warranty. The Contributors shall have a reasonable opportunity, but not the obligation, to cure any alleged breach of such Special Warranty. The Partnership shall be deemed to have waived all breaches of the Special Warranty for which Contributors have not received a valid written notice thereof on or before the date that is two (2) years after the Closing Date. Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that the transactions described in Item No. 1 on Schedule 4.2(b) shall not constitute a breach of the Special Warranty.

1.9    Settlement Statement.

(a)    Not later than two (2) Business Days prior to the Closing Date, the Contributors’ Representative, with respect to the Carrollton Contributors, and the WTM Contributor, with respect to the WTM Contributor, shall prepare and deliver to the Partnership a statement setting forth a good faith estimate and calculation of (i) the Subject Units, after giving effect to all adjustments made pursuant to Section 1.6, (ii) the number of Subject Units to be delivered to the Contributors at the Closing and (iii) the Contributed Cash through the date of the settlement statement (such matters, the “Settlement Matters” and such statement, the “Estimated Settlement Statement”); provided that to the extent that the Partnership and the Contributors disagree on the amounts described in subparts (i), (ii) or (iii) of this Section 1.9(a), the Partnership shall so notify Contributors on or before one (1) Business Day prior to Closing and the Contributors and the Partnership shall negotiate in good faith to resolve such disagreements prior to the Closing; provided, however, that if the Contributors’ Representative or the WTM Contributor, as applicable, and the Partnership cannot reach agreement prior to Closing, the Contributors’ good faith proposal with respect thereto shall control for purposes of the Estimated Settlement Statement and Closing.

(b)    Within 60 days after the Closing Date, the Partnership shall prepare and deliver to the Contributors’ Representative, with respect to the Carrollton Contributors, and the WTM Contributor, with respect to the WTM Contributor, a statement setting forth its calculation of the Settlement Matters, including a calculation of the Contributed Cash through the Closing and the Contributed Cash True-up Amount, and any other matters to be reimbursed pursuant to the terms of this Agreement, including, without limitation, pursuant to Section 7.4(a) (the “Closing Settlement Statement”). For purposes of this Section 1.9, the “Contributed Cash True-up Amount” shall be the amount equal to the difference between the Contributed Cash set forth on the Closing Settlement Statement and the Contributed Cash set forth on the Estimated Settlement Statement.

(c)    Within 30 days of receiving the Closing Settlement Statement (the “Review Period”), the Contributors’ Representative or the WTM Contributor may object to the Closing Settlement Statement by delivering to the Partnership a written statement setting forth the Contributors’ Representative’s or the WTM Contributor’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Contributors’ Representative’s or the WTM Contributor’s disagreement therewith (the “Statement of Objections”). If the Contributors’ Representative, with respect to the Carrollton Contributors, or the WTM Contributor, with respect to the WTM Contributor, fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Settlement Statement shall be deemed to have been accepted by the Contributors’ Representative or the WTM Contributor, as applicable, and the amounts owed by one party to the other party shall be paid to such other party within five (5) Business Days thereof. If the Contributors’ Representative or the WTM Contributor delivers the Statement of Objections before the expiration of the Review Period, the Contributors’ Representative or the WTM Contributor, as applicable, and the Partnership shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the matters set forth on the Closing Settlement Statement, with such changes as may have been previously agreed in writing by the Contributors’ Representative or the WTM Contributor, as applicable, and the Partnership, shall be final and binding.

(d)    If the Contributors’ Representative or the WTM Contributor, as applicable, and the Partnership fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Weaver and Tidwell, L.L.P. or, if Weaver and Tidwell, L.L.P. is unable to serve, the Contributors’ Representative or the WTM Contributor, as applicable, and the Partnership shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Contributors’ Representative’s accountants, the WTM Contributor’s accountants or the Partnership’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Settlement Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Settlement Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid 50% by the Contributors and 50% by the Partnership. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Settlement Statement shall be conclusive and binding upon the parties hereto. Any amount owed by one party to the other party, as a result of a determination by the Independent Accountant or agreement of the parties, shall be paid to such other party within five (5) Business Days of such determination or agreement

1.10    Limited Liabilities Assumed by the Partnership. Except as set forth in Article 9, the Partnership shall not assume or take title to the Properties subject to, or in any way be liable or responsible for, any liabilities, contracts, commitments, and other obligations of the Contributors. The Partnership shall only be liable to the Contributors for its own acts or omissions.

1.11    Tax Treatment. The Contributors and the Partnership agree that the transactions contemplated by this Agreement shall be treated for all federal and applicable state and local income Tax purposes as a contribution to capital under Section 721(a) of the Code to the extent permitted by Applicable Law (the “Tax Treatment”). The Contributors and the Partnership agree to file all Tax Returns in a manner consistent with the Tax Treatment, and none of the Contributors or the Partnership shall take, or shall permit any Affiliate to take, any position inconsistent with such Tax Treatment on any Tax Return or otherwise, unless required to do so by Applicable Law or a “determination” within the meaning of Code Section 1313(a)(1).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in the Partnership’s SEC Filings, the Partnership represents and warrants to the Contributors as of the Execution Date and Closing Date that:

2.1    Organization and Existence. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Partnership has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. The Partnership is duly qualified and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Partnership.

2.2    Governing Documents. The Partnership Agreement has been duly authorized, executed and delivered by the Partnership and is, and will be, a valid and legally binding agreement of, enforceable against the Partnership in accordance with its terms; provided that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3    Capitalization of the Partnership.

(a)    All of the outstanding Common Units have been duly authorized and validly issued in accordance with the Partnership Agreement, are fully paid and nonassessable. Dorchester Minerals Management LP, a Delaware limited partnership (the “Partnership GP”), is the sole general partner of the Partnership. On the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 40,088,612 Common Units. There are no classes of limited partner interests of the Partnership, or other equity interests of the Partnership, other than the partnership interest held by the Partnership GP and the Common Units.

(b)    The Subject Units (and the limited partner interests represented thereby), will be duly authorized in accordance with the Partnership Agreement, and, when issued and delivered to the Contributors in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable and will be issued free and clear of any lien, claim or Encumbrance.

(c)    Except for the Subject Units or as described in the Partnership Agreement or as set forth on Schedule 2.3(c), there are no preemptive rights or other rights to subscribe for or to purchase (other than as may be described in a SEC Filing filed during the period beginning with the Execution Date and ending with the Closing, that does not include an amendment to the Partnership Agreement that would materially diminish the rights, preference and privileges of the Common Units), nor any restriction upon the voting or transfer of, any interests in the Partnership pursuant to the Partnership Agreement or any other agreement or instrument to which the Partnership is a party or by which it may be bound. Neither the offering nor the sale of the Subject Units, as contemplated by this Agreement, gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership. Except for the Subject Units or as described in the Partnership Agreement or as set forth on Schedule 2.3(c), no options, warrants or other rights to purchase, agreements or other obligations to issue or rights to convert any obligations into or exchange any securities for, Common Units or other securities of the Partnership are outstanding (other than as may be described in a SEC Filing filed during the period beginning with the Execution Date and ending with the Closing, that does not include an amendment to the Partnership Agreement that would materially diminish the rights, preferences and privileges of the Common Units).

(d)    The Subject Units when issued and delivered against payment therefor as provided herein, will conform in all material respects to the description thereof contained in the Partnership Agreement. The Partnership has all requisite power and authority to issue, sell and deliver the Subject Units in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. As of the Closing Date, all partnership action for the authorization, issuance, sale and delivery of the Subject Units shall have been validly taken, and no other authorization by any of such parties is required therefore.

(e)    The offer and sale of the Subject Units to the Contributors will be registered pursuant to the Registration Statements, which have been declared effective by the SEC. No stop order suspending the effectiveness of the Registration Statements has been issued, and no proceeding in connection with the suspension of the effectiveness of the Registration Statements has been initiated or, to the Knowledge of the Partnership, threatened by the SEC or any other Governmental Entity. Any certificate or certificates evidencing the Subject Units (or book-entry representation of the same) shall not contain any legend (or similar electronic notation of restriction on a book-entry representation) restricting the sale or transfer of the Subject Units.

2.4    Authority Relative to this Agreement. The Partnership has full partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Partnership of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Partnership GP, and no other partnership proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and constitutes, and each other agreement, instrument or document executed or to be executed by the Partnership in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Partnership and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Partnership enforceable against the Partnership in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

2.5    Noncontravention. Except as otherwise indicated on Schedule 2.5, the execution, delivery and performance by the Partnership of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Partnership Agreement or the certificate of limited partnership of the Partnership, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Partnership is a party or by which the Partnership or any of its properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of the Partnership or (d) assuming compliance with the matters referred to in Section 2.6, violate any Applicable Law binding upon the Partnership, except, in the case of clauses (b), (c) and (d) of this Section 2.5, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

2.6    Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Partnership in connection with the execution, delivery or performance by the Partnership of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) as set forth on Schedule 2.6, (b) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, and (c) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

2.7    Financial Statements; Controls and Procedures.

(a)    Each of the consolidated financial statements (including any notes thereto) contained in the SEC Filings, as amended, supplemented or restated, if applicable, filed with the SEC since January 1, 2023, including the Partnership’s audited consolidated balance sheet as of December 31, 2023, and the related audited consolidated statements of income, unitholders’ equity, and cash flows for the year then ended, and the notes and schedules thereto, together with the report thereon of Grant Thornton LLP, independent certified public accountants (collectively, the “Partnership Financial Statements”):

(i)    have been prepared from the books and records of the Partnership in accordance with GAAP (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q (under the Exchange Act)), and

(ii)    accurately and fairly present, in all material respects, the Partnership’s consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, in accordance with GAAP (subject in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(b)    Based on an annual evaluation of disclosure controls and procedures, the Partnership has not been advised by its independent auditors of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Partnership.

(c)    The Partnership has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to the Partnership required to be disclosed in the SEC Filings is recorded, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is communicated to the Partnership’s management, and the Partnership has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Partnership’s financial reporting and the preparation of the Partnership’s financial statements for external purposes in accordance with GAAP.

(d)    The Partnership and, to the Knowledge of the Partnership, the directors and officers of the Partnership general partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

2.8    Absence of Undisclosed Liabilities. To the Knowledge of the Partnership, the Partnership has no liability or obligation with respect to the property held by the Partnership (whether accrued, absolute, contingent, unliquidated or otherwise), except (a) liabilities reflected on the Partnership Financial Statements, (b) liabilities that have arisen since June 30, 2024, in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), (d) liabilities disclosed on Schedule 2.8 and (e) other liabilities which, in the aggregate, are not material to the Partnership.

2.9    Absence of Certain Changes. Except as disclosed on Schedule 2.9 or, with respect to Section 2.9(b) and Section 2.9(c), as disclosed on Schedule 2.3(c), since December 31, 2023, (a) there has not been any Material Adverse Effect on the Partnership or, to the Knowledge of the Partnership, any event or condition that might reasonably be expected to result in any Material Adverse Effect on the Partnership, (b) the business of the Partnership has been conducted only in its ordinary course of business, (c) the Partnership has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business (other than as disclosed in any SEC Filing), and (d) the Partnership has not suffered any material loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance).

2.10    Compliance With Laws. To the Knowledge of the Partnership, the Partnership has complied in all respects with all Applicable Laws, except for the noncompliance with such Applicable Laws which, individually or in the aggregate, do not and will not have a Material Adverse Effect on the Partnership. The Partnership has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Partnership has not so complied. The Partnership has not been charged or, to the Knowledge of the Partnership, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the business of the Partnership.

2.11    Brokerage Fees. The Partnership has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

2.12    Listing; Trading. The outstanding Common Units are listed for trading on the NASDAQ Global Select Market and the Partnership has not received any written notice of delisting or non-compliance with listing or governance rules or regulations of such exchange. The Partnership has taken no action to terminate the registration of the Common Units under the Exchange Act. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of the NASDAQ Stock Exchange, preventing or suspending trading in any securities of the Partnership has been issued, and no proceedings for such purpose are pending or, to the Knowledge of the Partnership, contemplated or threatened.

2.13    SEC Filings. Since January 1, 2023, the Partnership has filed with or furnished to the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, and other documents required to be filed or furnished by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), and all other federal securities laws. All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed or furnished by the Partnership with the SEC since such date and the Registration Statements are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed or furnished (or became effective in the case of registration statements and the Registration Statements) or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with all applicable requirements of federal securities laws. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed or furnished (or became effective in the case of registration statements and the Registration Statements) or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Partnership shall deliver or make available to the Contributors as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its limited partners generally or filed by it with the SEC subsequent to the date hereof and prior to the Closing Date. The Partnership is eligible to use Form S-4 for the offer and sale of the Subject Units.

2.14    Legal Proceedings . There are no Proceedings pending or, to the Knowledge of the Partnership, threatened against or involving the Partnership or its properties or assets that would be required to be disclosed in the SEC Filings or that would reasonably be expected to materially impair the Partnership’s ability to perform its obligations under this Agreement. The Partnership is not subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which would affect, or which would reasonably be expected to affect, the Partnership’s ability to consummate the transactions contemplated hereby. There are no Proceedings pending or, to the Knowledge of the Partnership, threatened against the Partnership or its properties or assets, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

2.15     Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending against, or, to the Knowledge of the Partnership, being contemplated by, or threatened against, the Partnership. The Partnership is, and will be immediately after giving effect to the transactions contemplated by this Agreement, solvent.

2.16     Qualification. As of Closing, the Partnership will be qualified to own the Properties in the jurisdictions where the Properties are located.

2.17    Independent Evaluations. THE PARTNERSHIP AND ITS AFFILIATES HAVE INSPECTED AND CONDUCTED SUCH INDEPENDENT REVIEW, INVESTIGATION AND ANALYSIS (FINANCIAL AND OTHERWISE) OF THE PROPERTIES AND ANY OIL AND GAS ASSET AS DESIRED BY THE PARTNERSHIP. THE PARTNERSHIP ACKNOWLEDGES THAT THE PARTNERSHIP AND ITS REPRESENTATIVES HAVE BEEN PROVIDED ACCESS TO THE PERSONNEL AND RECORDS OF EACH CONTRIBUTOR EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EACH CONTRIBUTOR IN THIS AGREEMENT OR IN THE CONVEYANCES OR ANY CERTIFICATE FURNISHED OR TO BE FURNISHED TO THE PARTNERSHIP PURSUANT TO THIS AGREEMENT, THE PARTNERSHIP REPRESENTS AND ACKNOWLEDGES THAT (A) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AS TO THE PROPERTIES OR PROSPECTS THEREOF, AND (B) THE PARTNERSHIP HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY ANY CONTRIBUTOR.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE CONTRIBUTORS

Each Contributor, severally but not jointly, hereby represents and warrants to the Partnership as of the Execution Date and the Closing Date that:

3.1    Organization and Existence. Such Contributor is duly organized, validly existing, and in good standing under the laws of the State of Texas or the State of Delaware, as applicable. Such Contributor has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses as presently conducted. Such Contributor is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its businesses or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on such Contributor, the Properties or any Oil and Gas Lease.

3.2    Authority Relative to this Agreement. Such Contributor has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Contributor of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and no other proceedings are necessary to authorize the execution, delivery and performance by such Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by such Contributor and constitutes, or when executed will be, duly executed and delivered by such Contributor and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Contributor enforceable against such Contributor in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

3.3    Noncontravention. Except as otherwise indicated on Schedule 3.3, the execution, delivery and performance by such Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a violation of any provision of the governing instruments of such Contributor, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which such Contributor is a party or by which such Contributor or any of its interest in the Properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon its interest in the Properties or (iv) assuming compliance with the matters referred to in Section 3.4, violate any Applicable Law binding upon such Contributor.

3.4    Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by such Contributor in connection with the execution, delivery or performance by such Contributor of this Agreement or the other Transaction Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (a) as set forth on Schedule 3.4 and (b) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

3.5    Reserved.

3.6    Absence of Undisclosed Liabilities. To the Knowledge of such Contributor, such Contributor has no liability or obligation with respect to its interest in the Properties (whether accrued, absolute, contingent, unliquidated or otherwise), except as disclosed on Schedule 3.6.

3.7    Absence of Certain Changes. Except as disclosed on Schedule 3.7, since the Reference Date, (a) there has not been any Material Adverse Effect on such Contributor, its interest in the Properties (other than the conveyance described in Item No. 1 on Schedule 4.2(b)) or, to the Knowledge of such Contributor, on any Oil and Gas Lease or any event or condition that might reasonably be expected to result in any Material Adverse Effect on such Contributor, its interest in the Properties (other than the conveyance described in Item No. 1 on Schedule 4.2(b)) or, to the Knowledge of such Contributor, on any Oil and Gas Lease, (b) other than the conveyance described in Item No. 1 on Schedule 4.2(b) the businesses of such Contributor has been conducted only in its ordinary course of business, (c) such Contributor has not incurred any material liability, except as disclosed in Item No. 1 on Schedule 4.2(b), engaged in any material transaction or entered into any material agreement outside the ordinary course of business with respect to its interest in the Properties, (d) such Contributor has not suffered any material loss (other than the conveyance described in Item No. 1 on Schedule 4.2(b)), damage, destruction or other casualty to any of its interest in the Properties (whether or not covered by insurance), (e) such Contributor has not taken any of the actions set forth in Section 4.2 except as permitted thereunder and (f) to the Knowledge of such Contributor, the Oil and Gas Leases have not suffered any material loss, damage, destruction or other casualty.

3.8    Tax Matters. As of the Closing Date, all Tax Returns with respect to Asset Taxes and all other material Tax Returns, in each case, required to be filed with respect to its interest in the Properties and any production therefrom (but excluding for the purposes of this Section 3.8 Tax Returns for Income Taxes of such Contributor), have been timely filed (taking into account any extension of time to file granted or obtained) with the applicable taxing authority, all such Tax Returns are true, correct and complete in all material respects, and all Asset Taxes and any other material Taxes imposed on or with respect to its interest in the Properties and any production therefrom that have become due and payable have been timely and properly paid in full. Such Contributor has complied, in all material respects, with all Applicable Law relating to the payment and withholding of Taxes to the extent relating to its interest in the Properties, and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws with respect to its interest in the Properties. There are no Encumbrances for Taxes (other than statutory liens for Taxes that are not yet due and payable) upon any of its interest in the Properties. There has been no issue raised or adjustment proposed (and to the Knowledge of such Contributor, none is pending) by the IRS or any other taxing authority in writing in connection with any such Tax Return required to be filed with respect to its interest in the Properties, nor has such Contributor received any written notice from the IRS or any such other taxing authority that any such Tax Return is being audited or may be audited or examined, in each case, which has not been subsequently resolved. Such Contributor has not agreed to the extension or waiver of any statute of limitations on the assessment or collection of any such Tax or with respect to any such Tax Return (other than as a result of automatic Tax Return extensions filed in the ordinary course). Such Contributor (or, if such Contributor is classified for U.S. federal income tax purposes as an entity disregarded as separate from another Person, such Person) is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code. No asset comprising such Contributor’s interest in the Properties is (a) subject to a tax partnership agreement or (b) otherwise treated as an interest in a “partnership” as defined in Section 761 of the Code. At least ninety percent (90%) of the income derived from operation of such Contributor’s interest in the Properties constitutes “royalty” or “overriding royalty” income (within the meaning of Section 512(b)(2) of the Code) and is “qualifying income” (within the meaning of Section 7704(d) of the Code). The information provided in (x) the Year-End Tax Basis Schedule is, and (y) the Tax Basis Schedule will be, upon completion, in accordance with Section 7.4(f), in each case, true, complete and correct in all material respects. The representations and warranties set forth in this Section 3.8 are the Contributor’s sole and exclusive representations and warranties regarding Tax matters.

3.9    Compliance with Laws. To the Knowledge of such Contributor, and except with respect to Applicable Environmental Laws (for which Contributor’s sole representations and warranties are set forth in Section 3.12), Applicable Laws relating to Taxes (for which Contributor’s sole representations and warranties are set forth in Section 3.8), except as disclosed on Schedule 3.9, (a) such Contributor has complied in all material respects with all Applicable Laws relating to the ownership of its interest in the Properties; (b) such Contributor has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that such Contributor has not so complied; and (c) such Contributor has not, and to the Knowledge of such Contributor, the Lessees have not, been charged or, to the Knowledge of such Contributor, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the ownership or operation of its interest in the Properties.

3.10    Legal Proceedings . Except as disclosed on Schedule 3.10, there are no Proceedings pending or, to the Knowledge of such Contributor, threatened against such Contributor and involving its interest in the Properties, or the rights of such Contributor with respect to its interest in the Properties. Such Contributor is not subject to any judgment, order, writ, injunction or decree of any Governmental Entity which has had or is reasonably likely to materially affect title to or the value of any of its interest in the Properties. There are no Proceedings pending or, to the Knowledge of such Contributor, threatened against such Contributor or its interest in the Properties, seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect such Contributor’s ability to consummate the transactions contemplated hereby.

3.11    Permits. Except as disclosed on Schedule 3.11, such Contributor has not received any written notice from any Governmental Entity, and no Proceeding is pending or, to the Knowledge of such Contributor, threatened with respect to any alleged failure by the Lessees to have any Permit the absence of which would have a Material Adverse Effect on such Contributor, the Properties or the Oil and Gas Leases.

3.12    Environmental Matters. Except as set forth on Schedule 3.12, such Contributor has not received any written notice of any investigation or inquiry regarding its interest in the Properties from any Governmental Entity under any Applicable Environmental Law.

3.13    Commitments. Such Contributor has incurred no expenses and has made no commitments to make expenditures (and such Contributor has not entered into any agreements that would obligate the Partnership to make expenditures), in connection with (and no other obligations or liabilities have been incurred which would adversely affect) the ownership or operation of its interest in the Properties after the Closing Date.

3.14    No Alienation. Except for the transactions described in Item No. 1 on Schedule 4.2(b), within 120 days of the date hereof, such Contributor has not sold, assigned, conveyed or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Properties.

3.15    Make-Up Rights. To the Knowledge of such Contributor, neither such Contributor nor any other party has received prepayments (including, but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any oil or gas produced from the Properties or related to the Oil and Gas Leases as a result of which the obligation does or may exist to deliver oil or gas produced from the Properties after the Reference Date without then receiving payment (or without then receiving full payment) therefore or to make repayments in cash.

3.16    Imbalances. To the Knowledge of such Contributor, there are no imbalances among the owners of the interests in any Wells and Units related to the Properties that could have a Material Adverse Effect on the net revenues that the Partnership will be entitled to receive from the Properties from the then current month’s production.

3.17    Basic Documents. To the Knowledge of such Contributor:

(a)    (i) Such Contributor is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under any Basic Documents, and (ii) no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists under any Basic Documents, to the extent such breach or default (whether by such Contributor or such third party) could reasonably be expected to have a Material Adverse Effect on the Properties after the Closing Date;

(b)    All payments (including all delay rentals, royalties and shut-in royalties) owing under Basic Documents have been and are being made (timely, and before the same became delinquent) by third parties where the non-payment of same by a third party could materially and adversely affect the ownership, exploration, development, operation, maintenance, value or use of any of its interest in the Properties after the Closing Date; and

(c)    No Basic Document involves an assumption by the Partnership or its successors of any current liabilities which would be required to be set forth on a balance sheet of such Contributor in accordance with GAAP.

For the purposes of the representations contained in this Section 3.15 (and without limitation of such representations), the non-payment of an amount or non-performance of an obligation, where such non-payment or non-performance, could result in the forfeiture or termination of rights of such Contributor or any Lessee under a Basic Document, shall be considered material.

3.18    Area of Mutual Interest and Other Agreements. To the Knowledge of such Contributor, (a) its interest in the Properties is not subject to any area of mutual interest agreements, and (b) its interest in the Properties is not subject to any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made or could earn additional assignments after the Closing Date.

3.19    Payment of Expenses. To the Knowledge of such Contributor, all expenses relating to the ownership of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by such Contributor, except such expenses as are disputed in good faith and set forth in Schedule 3.19 and for which an adequate accounting reserve has been established by such Contributor.

3.20    Preferential Rights and Consents to Assign. To the Knowledge of the Contributor, except as set forth on Schedule 3.20, there are no consents to assignment or waivers of preferential rights to purchase that must be obtained from third parties (excluding any other Contributor consent or waiver that has been obtained or will be obtained prior to the Closing) in order for such Contributor to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of such Contributor.

3.21    No Participating Minerals. The Properties do not include any unleased or other mineral interest where such Contributor has agreed to bear a share of drilling, operating or other costs as a participating mineral owner.

3.22    Brokerage Fees. Except with respect to TenOaks Energy Advisors LLC, such Contributor has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby. The Partnership is not required to pay any costs, fees, or expenses payable to TenOaks Energy Advisors LLC pursuant to its engagement with Contributors.

3.23    Investment Intent.

(a)    Such Contributor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(b)    Such Contributor is acquiring its allocation of the Subject Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any public distribution of all or any part thereof.

(c)    Such Contributor has carefully reviewed this Agreement, the SEC Filings, the Partnership Agreement and other documentation relating to the Partnership and have had such opportunity as deemed necessary by such Contributor and its advisors and Affiliates to ask questions of the Partnership and their Affiliates, officers and employees to enable such Contributor to make an informed investment decision concerning the receipt of the Subject Units pursuant to the transactions contemplated by this Agreement, the operation of the Partnership, and investment risks associated with such Contributor’s investment in the Partnership.

(d)    Such Contributor, by entering into this Agreement, (i) requests admission as a limited partner of the Partnership and agrees to comply with, and be bound by, and hereby executes, the Partnership Agreement, (ii) represents and warrants that such Contributor has all right, power and authority and the capacity necessary to enter into the Partnership Agreement, (iii) appoints the general partner of the Partnership and, if a liquidator shall be appointed, the liquidator of the Partnership as such Contributor’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto necessary or appropriate for such Contributor’s admission as a limited partner and as a party to the Partnership Agreement, (iv) gives the power of attorney provided for in the Partnership Agreement and (v) makes the waivers and gives the consents and approvals contained in the Partnership Agreement.

3.24    Disclosure. Such Contributor has provided the Partnership with a copy of all Records that such Contributor has received since January 1, 2023, and any other filings, pleadings and other files in such Contributor’s possession, in each case relating to any litigation relating to its interest in the Properties (including the settlement thereof).

3.25    Independent Evaluations. SUCH CONTRIBUTOR AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION OF THE PARTNERSHIP AND THE SUBJECT UNITS. SUCH CONTRIBUTOR IS EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS INVESTMENT BUSINESS AND ARE AWARE OF THE RISKS OF THAT BUSINESS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP EXPRESSLY MADE IN THIS AGREEMENT OR ANY CERTIFICATE FURNISHED OR TO BE FURNISHED TO SUCH CONTRIBUTOR PURSUANT TO THIS AGREEMENT, SUCH CONTRIBUTOR HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND SUCH CONTRIBUTOR REPRESENTS AND ACKNOWLEDGES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY.

3.26    Limitations. WITHOUT LIMITATION OF THE TERMS OF THIS AGREEMENT OR ANY DOCUMENT EXECUTED PURSUANT HERETO, ALL ORAL INFORMATION OR MATERIALS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE BY ANY PARTY TO ANOTHER PARTY OR ANY OF ITS REPRESENTATIVES AT ANY TIME IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY HAVE BEEN MADE AVAILABLE AS AN ACCOMMODATION AND HAVE BEEN PROVIDED ON AN “AS IS” BASIS. EXCEPT FOR SUCH CONTRIBUTOR’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, ANY CERTIFICATE FURNISHED OR TO BE FURNISHED TO THE PARTNERSHIP PURSUANT TO THIS AGREEMENT OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCE(S), SUCH CONTRIBUTOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN NEGOTIATING AND EXECUTING THIS AGREEMENT, THE PARTNERSHIP ACKNOWLEDGES AND AGREES THAT IT IS RELYING SOLELY ON THE TERMS OF THIS AGREEMENT AND ANY DOCUMENT EXECUTED PURSUANT HERETO, ITS OWN DUE DILIGENCE AND INVESTIGATION, AND NOT ON ANY ORAL INFORMATION OR OTHER MATERIALS, OTHER DOCUMENTS OR OTHER INFORMATION PROVIDED BY ANY CONTRIBUTOR OR ITS REPRESENTATIVES, PROVIDED, THAT, THE FOREGOING SHALL IN NO WAY LIMIT THE PARTNERSHIP’S RIGHTS UNDER THIS AGREEMENT OR ANY DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT, INCLUDING ANY CONTRIBUTOR’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, ANY CERTIFICATE FURNISHED OR TO BE FURNISHED TO THE PARTNERSHIP PURSUANT TO THIS AGREEMENT OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCE(S). TO THE MAXIMUM EXTENT OF THE LAW, EXCEPT FOR, AND WITHOUT LIMITING THE TERMS OF, THIS AGREEMENT OR OF ANY DOCUMENT EXECUTED PURSUANT HERETO, INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 2, THIS ARTICLE 3 OR IN ANY CERTIFICATE FURNISHED OR TO BE FURNISHED PURSUANT TO THIS AGREEMENT, ANY RELIANCE UPON, OR CONCLUSIONS DRAWN FROM ANY ORAL INFORMATION OR OTHER MATERIALS, OTHER DOCUMENTS OR OTHER INFORMATION PROVIDED BY ONE PARTY OR ITS REPRESENTATIVES TO ANY OTHER PARTY OR ITS REPRESENTATIVES SHALL BE AT SUCH OTHER PARTY’S SOLE RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF ANY PARTY. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY SOPHISTICATED COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, INCLUDING THIS SECTION 3.26, AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 2, ARTICLE 3 OR ANY CERTIFICATE FURNISHED OR TO BE FURNISHED PURSUANT TO THIS AGREEMENT, (i) NO PARTY IS OR WILL BE MAKING ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO APPLICABLE ENVIRONMENTAL LAWS, THE PRESENCE OR ABSENCE OF ASBESTOS, NORM, OR OTHER WASTES OR HAZARDOUS MATERIALS IN, ON OR UNDERLYING THE PROPERTIES IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREA WHERE THE PROPERTIES ARE LOCATED, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PROPERTIES, (ii) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (iii) SUBJECT TO THE RIGHTS UNDER ARTICLE 9, THE PARTNERSHIP SHALL BE DEEMED TO BE TAKING THE PROPERTIES “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND THE CONTRIBUTORS SHALL BE DEEMED TO BE TAKING THE SUBJECT UNITS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OWNED BY THE PARTNERSHIP.

ARTICLE 4
CONDUCT OF THE CONTRIBUTORS PENDING CLOSING;
CERTAIN ACTIONS RELATING TO CLOSING

4.1    Conduct and Preservation of the Business of the Contributors. Each Contributor hereby covenants and agrees with the Partnership that, except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, each Contributor (a) shall conduct its operations according to the ordinary course of business and in material compliance with all Applicable Laws and (b) shall use its reasonable best efforts to preserve, maintain and protect the Properties.

4.2    Restrictions on Certain Actions of the Contributors. Except as otherwise expressly provided in this Agreement, prior to the Closing Date, the Contributors shall not, without the consent of the Partnership:

(a)    mortgage or pledge any of the Properties or create or suffer to exist any Encumbrance thereupon, other than the Permitted Encumbrances set forth on Schedule 4.2(a);

(b)    other than as described on Schedule 4.2(b), sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Properties, except in the ordinary course of business;

(c)    amend, modify or change any existing lease or contract with respect to the Properties, other than in the ordinary course of the business;

(d)    waive, release, grant or transfer any rights of value relating to the Properties, other than in the ordinary course of business;

(e)    delay payment of any account payable or any known or accrued liability relating to the Properties beyond the earlier of thirty (30) days or its due date or the date when such liability would have been paid in the ordinary course of business, unless such delay is due to a good faith dispute as to liability or amount;

(f)    permit any current insurance or reinsurance or continuation coverage to lapse if such policy insures risks, contingencies or liabilities (including product liability) related to the Properties other than in connection with any advance renewal or replacement of an existing insurance policy;

(g)    except as set forth in this Section 4.2, take any action that would make any of the representations or warranties of the Contributors untrue as of any time from the date of this Agreement to the Closing Date or would result in any of the conditions set forth in this Agreement not being satisfied;

(h)    except as set forth on Schedule 4.2(b), merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any other Person; or

(i)    agree in writing or otherwise to take any of the actions described in this Section 4.2.

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1    Access to Information; Confidentiality. The Contributors’ Representative, with respect to the Carrollton Contributors, and the WTM Contributor, with respect to the WTM Contributor, hereby agree to provide the Partnership copies of the Records (excluding any that are subject to an attorney-client privilege) (a) in any Contributor’s possession or control or (b) received by any Contributor subsequent to the date hereof and prior to the Closing Date as soon as reasonably practicable after the date of receipt of such Records. From the date hereof through the Closing, the Contributors’ Representative, with respect to the Carrollton Contributors, and the WTM Contributor, with respect to the WTM Contributor, shall afford the Partnership and its representatives reasonable access to the offices and personnel of the Contributors, and to the Properties and the Records during normal business hours, in order that the Partnership may have a full opportunity to make such investigations as it desires with respect to the Properties; provided that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Contributors or impede the efforts of the Contributors to comply with their other obligations under this Agreement. Until the Closing occurs, each party shall hold in confidence all such information, including the Records, on the terms and subject to the conditions contained in that certain Confidentiality Agreement dated May 23, 2024 and Mutual Nondisclosure Agreement dated July 29, 2024 by and between the Partnership and the Contributors’ Representative, which shall terminate, as of the Closing. From and after the Closing, the Contributors’ Representative, with respect to the Carrollton Contributors, and the WTM Contributor, with respect to the WTM Contributor, shall, and shall cause each Contributor and such Contributor’s Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person (“Representatives”) to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Partnership or the Properties (“Confidential Information”), except to the extent that the Contributors’ Representative or the WTM Contributor, as applicable, can show that such information (a) is generally available to and known by the public through no fault of the Contributors’ Representative, the Contributors, any of the Contributors’ Affiliates or their respective Representatives; or (b) is lawfully acquired by the Contributors’ Representative, the Contributors, any of the Contributors’ Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Contributors’ Representative, the Contributors or any of the Contributors’ Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Applicable Law, the Contributors’ Representative or the WTM Contributor, as applicable, shall promptly notify the Partnership in writing and shall disclose only that portion of such Confidential Information that the Contributors’ Representative or the WTM Contributor, as applicable, is advised by its counsel, which may be, for the avoidance of doubt, its internal legal counsel, is legally required to be disclosed, provided that the Contributors’ Representative or the WTM Contributor, as applicable, shall use commercially reasonable efforts to obtain, at the Partnership’s sole cost and expense, an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.2    Notification of Certain Matters. Each party shall give prompt notice to the other parties of (a) any fact or circumstance that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.2 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in ARTICLE 6 or (iii) limit or otherwise affect the remedies available hereunder to any party receiving such notice.

5.3    Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in determining whether any other consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby, (b) using its reasonable best efforts to obtain any such consents, approvals, orders, authorizations and waivers and to effect any such declarations, filings and registrations, (c) using its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) using its reasonable best efforts to defend, and to cooperate in defending, all lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and (e) executing of any additional instruments necessary to consummate the transactions contemplated hereby.

5.4    Public Announcements. The Partnership may from time-to-time make such press releases or otherwise make public statements with respect to this Agreement of the transactions contemplated hereby as the Partnership deems appropriate, in its sole discretion; provided that the Partnership shall provide prior notice to the Contributors’ Representative and the WTM Contributor of any such press release or public statement and will consider, in good faith, any comments thereto received in advance of any filing deadline mandated by Applicable Law. Neither the Contributors’ Representative nor the WTM Contributor shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Partnership.

5.5    Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend the Schedules hereto with respect to any matter hereafter discovered which, if known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 6.2(a) and Section 6.3(a) have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto, except as may otherwise be waived in writing or otherwise agreed in writing by the Parties.

5.6    Fees and Expenses. All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

5.7    Tax Disclosure. Except as reasonably necessary to comply with applicable securities laws and notwithstanding anything in this Agreement to the contrary or in any other agreement to which the Partnership or the Contributors are bound, the parties hereto (and each employee, representative or other agent of any of the parties) are expressly authorized to disclose to any and all persons, without limitation of any kind, the U.S. federal income “tax treatment” and “tax structure” (as those terms are defined in Sections 1.6011-4(c)(8) and (9) of the Treasury Regulations, respectively) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such “tax treatment” and “tax structure” of the transactions contemplated by this Agreement. For these purposes, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction described herein.

5.8    Post-Closing Assurances and Access to Records. After the Closing, the Contributors and the Partnership shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereunto. After the Closing, the Contributors’ Representative, with respect to the Carrollton Contributors, and the WTM Contributor, with respect to the WTM Contributor, shall grant the Partnership and its authorized representatives reasonable access (including copying privileges at the Partnership’s sole cost and expense) during each Contributor’s normal business hours to all Records of each Contributor pertaining to the Properties and not included in the Properties, where such Records may be located for the purpose of prosecuting or defending claims, lawsuits or other Proceedings, for audit purposes, or to comply with legal process, rules, regulations or orders of any board, agency, tribunal or government.

5.9    NASDAQ Listing. The Partnership shall use its best efforts to cause the Subject Units to be approved for listing on the NASDAQ Global Select Market.

5.10    SEC Reporting; Financial Statements.

(a)    Each Contributor acknowledges that the Partnership may be required to include certain financial information relating to the Properties, including financial statements, reserve information and/or statements of revenues and direct operating expenses (in each case, together with any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the dates and fiscal years required to be presented, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the dates and fiscal years required to be presented, the “Requisite Financial Statement Information”) to comply with the Partnership’s financial reporting and securities laws disclosure requirements in connection with the filing of one or more registration statements under the Securities Act, the filing of periodic or current reports or proxy statements under the Exchange Act, conducting one or more offerings of securities registered under the Securities Act or pursuant to an exemption therefrom (including under a “Rule 144A Offering”) or in connection with any direct or indirect equity investment in, public or private placement of the Partnership. At the Partnership’s request, from and after the date of this Agreement and for up to two (2) years after Closing, each Contributor shall, and shall cause its officers, directors, managers, employees, and agents to (i) provide the Partnership or its applicable Affiliates and their auditors or reserve engineers reasonable access to such records and personnel of such Contributor and use reasonable efforts to provide reasonable access to the Partnership’s or its applicable Affiliate’s accounting firm and reserve engineers, in each case, as the Partnership or its applicable Affiliates may reasonably request to enable the Partnership or its applicable Affiliates and its auditors, reserve engineers, and its representatives, to obtain or create and audit or review, as applicable, the Requisite Financial Statement Information; (ii) use reasonable efforts to cause its or its applicable Affiliates’ reserve engineers and accountants to issue customary reserve engineers’ and accountants’ reports, comfort letters and consents with respect to the Requisite Financial Statement Information and use reasonable efforts to assist in obtaining such reports, comfort letters or consents (including by issuing any customary representation letters in connection therewith) and (iii) make available to the Partnership, its applicable Affiliates and their agents and representatives any and all books, records, information, documents and other financial data, including, but not limited to, consolidated balance sheets, income statements, and cash flow statements, and that such Requisite Financial Statement Information may be required to be audited. In that regard, each Contributor shall provide the Partnership reasonable access during normal business hours to such Records and personnel of such Contributor and its Affiliates as the Partnership may reasonably request to enable the Partnership and its representatives and accountants, at the Partnership’s sole cost and expense, to create and audit any Requisite Financial Statement Information necessary to comply with its obligations under the Securities Act or the Exchange Act; provided, for the avoidance of doubt, that the Partnership shall be responsible for engaging any consultants and external auditor necessary to prepare and audit the Requisite Financial Statement Information. Notwithstanding anything to the contrary, the access to be provided to the Partnership shall not unreasonably interfere with a Contributor’s ability to prepare its own financial statements or a Contributor’s regular conduct of business.

(b)    Each Contributor agrees to provide written consent and to use its commercially reasonable efforts to cause its or its applicable Affiliates’ auditors and reserve engineers to provide their written consent for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the SEC of the Partnership in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request by the Partnership, each Contributor shall use its commercially reasonable efforts to provide the Partnership and the Partnership’s independent accountants with access to (i) audit work papers of such Contributor or its independent accountants and (ii) management representation letters delivered by or on behalf of such Contributor to its independent accountants.

(c)    Notwithstanding the foregoing, (i) all of the information provided by any Contributor pursuant to this Section 5.10 is given without any representation or warranty, express or implied, and no Contributors’ Indemnified Party shall have any liability or responsibility with respect thereto, (ii) nothing in this Section 5.10 shall expand any Contributor’s representations, warranties, covenants or agreements set forth in this Agreement or give any Partnership Indemnified Party or any third party any rights or remedies to which it is not expressly entitled hereunder and (iii) the Partnership will make commercially reasonable efforts to minimize any disruption associated with the cooperation contemplated by any Contributor or its Affiliates or their respective personnel hereby. No such cooperation by any Contributor or Contributors shall be required to the extent it would cause a violation of Applicable Law. The Partnership will promptly reimburse each Contributor for any documented third-party costs and expenses incurred by such Contributor and its Affiliates in complying with the provisions of this Section 5.10.

ARTICLE 6
CONDITIONS

6.1    Conditions to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)    Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby; and no Proceeding by a Governmental Entity shall have been commenced or threatened (and be pending or threatened on the Closing Date) against the Partnership, the Contributors or the Properties or any of their respective Affiliates, associates, directors or officers seeking to prevent or challenging the transactions contemplated hereby.

(b)    Consents. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.

(c)    Effectiveness of Registration Statements. The Registration Statements shall have remained effective as of the Closing Date, and no stop order suspending the effectiveness of the Registration Statements shall have been issued, and no proceeding for that purpose shall have been initiated or, to the Knowledge of the Partnership, threatened by the SEC or any other Governmental Entity.

6.2    Conditions to Obligation of the Contributors. The obligation of the Contributors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. All the representations and warranties of the Partnership contained in this Agreement and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects (other than any representation or warranty containing any “material,” “materiality,” or “Material Adverse Effect” qualification, which shall be true and correct in all respects) on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than any representation or warranty containing any “material,” “materiality,” or “Material Adverse Effect” qualification, which shall be true and correct in all respects) as of such specified date.

(b)    Covenants and Agreements. The Partnership shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Partnership.

(d)    Certificates. The Contributors’ Representative and the WTM Contributor shall have received (i) a certificate from the Partnership, dated the Closing Date, representing and certifying that the conditions set forth in Section 6.1 and Section 6.2 have been fulfilled and (ii) a certificate as to the incumbency of the officer(s) executing this Agreement on behalf of the Partnership.

(e)    Subject Units. As of the Closing, the Contributors’ Representative and the WTM Contributor shall have received a certification from the Exchange Agent that the Exchange Agent has duly issued and registered the Subject Units in book entry form, in the form attached hereto as Exhibit E.

(f)    Third Quarter Distribution. The Partnership shall not have declared a distribution to its Common Unit holders with respect to the third quarter of calendar year 2024 with a record date that is on or prior to the Closing Date.

(g)         Side Letter Agreement. The Partnership shall have executed and delivered to the Contributors’ Representative the Side Letter Agreement in the form attached as Exhibit G.

6.3    Conditions to Obligation of the Partnership. The obligation of the Partnership to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. All the representations and warranties of the Contributors contained in this Agreement and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects (other than any representation or warranty containing any “material,” “materiality” or “Material Adverse Effect” qualification, which shall be true and correct in all respects) on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than any representation or warranty containing any “material,” “materiality” or “Material Adverse Effect” qualification, which shall be true and correct in all respects) as of such specified date.

(b)    Covenants and Agreements. The Contributors shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Properties.

(d)    Certificates. The Partnership shall have received (i) a certificate from the Contributors’ Representative, on behalf of the Carrollton Contributors, dated the Closing Date, representing and certifying that the conditions set forth in Section 6.1 and Section 6.3 have been fulfilled, (ii) a certificate from the WTM Contributor, on behalf of the WTM Contributor, dated the Closing Date, representing and certifying that the conditions set forth in Section 6.1 and Section 6.3 have been fulfilled, (iii) a certificate as to the incumbency of the officer(s) executing this Agreement on behalf of each Contributor and (iv) a duly executed IRS Form W-9 (or any successor form) from each Contributor.

(e)    Conveyances. The Contributors shall have executed and delivered to the Partnership the Conveyances and such deeds (in reasonable and local customary form and describing the transferred Properties) and other bills of sale, certificates of title, and other documents or instruments of assignment, transfer or conveyance as the Partnership shall reasonably deem necessary or appropriate to vest in or confirm to the Partnership Defensible Title to such Properties, which shall be transferred at the Closing.

(f)    Releases. All Encumbrances to the Properties shall have been released in full, other than Permitted Encumbrances, and the Contributors’ Representative and/or the WTM Contributor, as applicable, shall have delivered to the Partnership written evidence, in a form satisfactory to the Partnership in its sole discretion, of the release of such Encumbrances.

(g)    Contributed Cash. The Contributors’ Representative, with respect to the Carrollton Contributors, and the WTM Contributor, with respect to the WTM Contributor, shall have delivered the Contributed Cash to the Partnership.

(h)    Records. The Contributors’ Representative and the WTM Contributor, as applicable, shall have delivered a copy of the Records to the Partnership.

(i)         Side Letter Agreement. The Contributors’ Representative shall have executed and delivered to the Partnership the Side Letter Agreement in the form attached as Exhibit G.

ARTICLE 7
PRODUCTION, PROCEEDS, EXPENSES AND TAX MATTERS

7.1    Division of Ownership. After the Closing, all Production from the Properties, together with (a) the proceeds of such Production and any other amounts attributable to the Properties and (b) any other proceeds received by the Contributors attributable to the Properties, from whatever source, including, without limitation, any bonuses, delay rentals, royalty payments, overriding royalty payments, shut-in royalty payments, suspense releases, and legal proceeds, other than proceeds attributable to checks or other payments that are actually received by the Contributors prior to the Reference Date (collectively herein called the “Partnership-Entitled Production and Proceeds”), shall be owned by the Partnership, and should the Contributors receive payment for any such Partnership-Entitled Production and Proceeds, the Contributor shall within five (5) Business Days after the end of each calendar month during which any such payments are received, transfer any cash proceeds by wire transfer to an account designated by the Partnership; provided that, the Contributors shall promptly notify the Partnership, c/o Jerad Hinson, at jhinson@dmlp.net, of such transfer of cash proceeds, with such notice including the name of the payor of the payment to the Contributors, a description of the Property to which such payment relates and the date on which such payment was originally received by the Contributors. The Partnership shall prepare letters to each purchaser of production regarding the transfer of the Properties in substantially the form attached hereto as Exhibit F and, at Closing, the Contributors shall execute, and the Partnership shall deliver, such letters to each purchaser of production from the Oil and Gas Assets. In the event such letters cannot reasonably be delivered at Closing, the Contributors shall cooperate with the Partnership in delivering such letters after Closing.

7.2    Division of Expenses. Except as otherwise provided in Section 7.4, all costs and expenses incurred in connection with the Properties prior to the Closing Date (other than costs and expenses reflected on any revenue check stub and directly related to the Properties) shall be borne and timely paid by the Contributors pursuant to Section 4.2(e) and all costs and expenses incurred in connection with the Properties on or after the Closing Date (other than costs and expenses reflected on any revenue check stub and directly related to the Properties) shall be borne and timely paid by the Partnership.

7.3    Recording and Transfer Expenses. The Partnership shall pay all costs of recording and filing (a) the assignments delivered hereunder for the Properties, (b) all state, federal, local, and Indian transfer and assignment documents, (c) all applications and other documents required for the transfer of Permits and operatorship of the Properties, and (d) all other instruments.

7.4    Taxes.

(a)    Transfer Taxes. All Transfer Taxes that may be imposed on any transfer of the Properties under this Agreement shall be borne and paid 50% by the Contributors, on the one hand, and 50% by the Partnership, on the other hand. If required by Applicable Law, the applicable Contributor(s) or the Partnership, as applicable, shall calculate and remit any Transfer Taxes that are required to be paid by such Party, and the other Party shall promptly reimburse such paying Party for such other Party’s share thereof. The Partnership and the Contributors shall cooperate in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes and to obtain all available exemptions from the foregoing Transfer Taxes.

(b)    Apportionment of Taxes. The Contributors shall be allocated and bear all Asset Taxes for any Pre-Reference Date Tax Period, and the Partnership shall be allocated and bear all Asset Taxes for any Post-Reference Date Tax Period. The Contributors and the Partnership shall use the following conventions for determining the portion of any Asset Tax (or Asset Tax refund) that relates to a Pre-Reference Date Tax Period and that which relates to a Post-Reference Date Tax Period: (i) Asset Taxes that are attributable to the severance or production of hydrocarbons shall be deemed allocated to the period in which associated revenues, net of severance or production taxes, are received; (ii) in the case of Asset Taxes that are property or ad valorem Taxes and other similar Taxes imposed on a periodic basis, the amount of such Asset Taxes (or Asset Tax refunds) attributable to the Pre-Reference Date Tax Period shall be determined by multiplying such Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending immediately before the Reference Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Asset Taxes (or Asset Tax refunds) shall be attributable to the Post-Reference Date Tax Period; and (iii) in the case of all other Asset Taxes, the amount of Asset Taxes (or Asset Tax refunds) attributable to the Pre-Reference Date Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day immediately preceding the Reference Date using a “closing of the books methodology,” and the remaining amount of the Asset Taxes (or Asset Tax refunds) for such period shall be attributable to the Post-Reference Date Tax Period; provided, however, that for purposes of clause (iii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Reference Date Tax Period and the Post-Reference Date Tax Period in proportion to the number of days in each such period. For the avoidance of doubt, (A) the Contributors or their respective direct or indirect owners shall bear (1) all Income Taxes attributable to the Properties imposed by Applicable Law on the Contributors or their direct or indirect owners for all Pre-Closing Tax Periods and (2) all Income Taxes imposed by Applicable Law on the Contributors or their direct or indirect owners resulting from the transactions contemplated by this Agreement, and (B) the Partnership or its direct or indirect owners shall bear all Income Taxes attributable to the Properties imposed by Applicable Law on the Partnership or its direct or indirect owners for all Post-Closing Tax Periods. Notwithstanding anything above in this Section 7.4(b) to the contrary, and for the avoidance of doubt, the Partnership shall be allocated and bear all Pre-Closing Transferred Proceeds Asset Taxes.

(c)    Tax Returns. The Contributors, at their expense, shall be responsible for the preparation and timely filing of any Tax Returns with respect to Asset Taxes required to be filed by the Contributors (if any) on or before the Closing Date. The Partnership, at its expense, shall be responsible for the preparation and timely filing of any Tax Returns with respect to Asset Taxes relating to any Tax period (or portion thereof) beginning prior to the Closing Date (if any) that are required to be filed by the Partnership after the Closing Date (the “Partnership Prepared Returns”). For the avoidance of doubt, this Section 7.4(c) shall not alter the manner in which any Asset Taxes are allocated to or borne by the parties, which is as set forth in Section 7.4(b).

(d)    Tax Refunds. All refunds or credits for any Excluded Tax and for 50% of any Transfer Tax shall be for the sole benefit of the applicable Contributors; provided, however, that to the extent the Partnership incurs an Excluded Tax or Transfer Tax and is not indemnified for such Excluded Tax or reimbursed for 50% of such Transfer Tax, refunds or credits of such Excluded Tax or Transfer Tax shall be for the sole benefit of the Partnership. To the extent that the Partnership receives a refund or credit that is for the benefit of the Contributors, the Partnership shall promptly pay such refund or the value of the credit (net of all out-of-pocket expenses and costs and Taxes incurred in obtaining such refund) to the Contributors’ Representative, with respect to the Carrollton Contributors, and the WTM Contributor, with respect to the WTM Contributor, for distribution to the applicable Contributors. All refunds or credits for Asset Taxes relating to the Properties for a Post-Reference Date Tax Period that are not Excluded Taxes shall be for the sole benefit of the Partnership; provided, however, that to the extent any Contributor incurs any such Asset Taxes and is not indemnified by the Partnership for such Asset Taxes, refunds or credits of such Asset Taxes shall be for the sole benefit of such Contributor. To the extent that the Contributors receive a refund or credit for a Tax that is for the benefit of the Partnership, the applicable Contributors shall promptly pay such refund or the value of the credit (net of all reasonable out of pocket expenses and costs and Taxes incurred in obtaining such refund) to the Partnership.

(e)    Tax Cooperation. The Partnership, the Contributors’ Representative and the Contributors shall (i) assist in the preparation and timely filing of any Tax Return (including any claim for a Tax refund) relating to the Properties with respect to any Pre-Closing Tax Period and any taxable period that includes the Closing Date; (ii) assist in any audit or other proceeding with respect to Taxes or Tax Returns relating to the Properties with respect to any Pre-Closing Tax Period and any taxable period that includes the Closing Date; (iii) make available any information, records or other documents in its possession relating to any Taxes or Tax Returns relating to the Properties with respect to any Pre-Closing Tax Period and any taxable period that includes the Closing Date; (iv) provide any information required to allow the other party to comply with any information reporting or withholding requirements contained in the Code or other applicable Tax laws; and (v) provide certificates or forms, and timely execute any Tax Returns that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(f)    Tax Basis Schedules. On the Closing Date, the Contributors’ Representative and the WTM Contributor shall provide to the Partnership a schedule that sets forth the adjusted tax basis of each Contributor in each of the Properties (as determined by the Contributors as of December 31, 2023, and in accordance with the requirements of Sections 1.613A-3(e)(3)(iii)(B) and/or (C) of the Treasury Regulations) in the form attached hereto as Exhibit C (the “Year-End Tax Basis Schedule”). Within forty-five (45) Business Days following the Closing, the Contributors’ Representative and the WTM Contributor shall provide to the Partnership a schedule that sets forth the adjusted tax basis of each Contributor in each of the Properties (as determined by the Contributors as of immediately prior to the Closing and in accordance with the requirements of Sections 1.613A-3(e)(3)(iii)(B) and/or (C) of the Treasury Regulations) in the form attached hereto as Exhibit C (the “Tax Basis Schedule”). The Partnership shall have thirty (30) Business Days following receipt of the Tax Basis Schedule to review and consult with the Partnership’s tax advisors and the Contributors’ tax advisors with respect to such Tax Basis Schedule, including to request additional information with respect thereto, in order to determine the portion of such adjusted tax basis attributable to each direct or indirect beneficial owner of each Contributor (if applicable). The Contributors and the Partnership agree to file all Tax Returns in a manner consistent with the Tax Basis Schedule, unless the parties otherwise agree or if required to do so by a change in Applicable Law after the date hereof (i.e., only to the extent required by an Applicable Law not in effect (or the applicable change thereto requiring such different treatment is not in effect) on the date hereof) or a “determination” within the meaning of Code Section 1313(a)(1)].

7.5    Casualty Loss. If any Casualty Loss occurs prior to the Closing, the Contributors shall (a) transfer the affected Property to the Partnership at Closing, notwithstanding such Casualty Loss, (b) transfer all unpaid insurance proceeds, claims, awards, and other payments arising out of such Casualty Loss to the Partnership, and (c) transfer to the Partnership an amount equal to all cash sums, if any, paid to the Contributors prior to Closing as insurance proceeds, awards or other payments arising out of such Casualty Loss.

7.6    704(c) Methodology. For purposes of Section 704(c) of the Code and the Treasury Regulations thereunder, the Partnership shall use a Section 704(c) method in respect of any differences existing as of the Closing Date between the adjusted tax basis and the value of the Properties consistent with the Partnership’s governing documents; provided, however, that (i) the Partnership shall not utilize a Section 704(c) methodology that is inconsistent with the Partnership’s historical practice without the Contributors’ Representative’s prior consent (not to be unreasonably withheld, conditioned or delayed), (ii) the Partnership makes no representation or warranty to the Contributors that any such method is correct or appropriate for any purpose, (iii) the foregoing shall not limit or restrict the ability of the Partnership to settle or compromise any Tax matter, and (iv) the foregoing shall not apply to the extent a change in Applicable Law after the date hereof would make any such method improper for U.S. federal income tax purposes.

ARTICLE 8
TERMINATION

8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)    By unanimous written consent of the parties hereto;

(b)    By the Contributors or the Partnership, if:

(i)    the Closing shall not have occurred on or before October 25, 2024 or some later date to which the Parties have mutually agreed in writing, unless such failure to close shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i); or

(ii)    there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable.

(c)    By the Contributors (as elected by the Contributors’ Representative), if (i) any of the representations and warranties of the Partnership contained in this Agreement shall not be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied; (ii) if any of the conditions for Closing set forth in Section 6.2 is not satisfied by the Closing Date; or (iii) the Partnership shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (iii) of this Section 8.1(c), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within thirty (30) days of notice thereof by the Contributors; provided, however, that the Contributors are not in material breach of this Agreement.

(d)    By the Partnership, if (i) any of the representations and warranties of the Contributors contained in this Agreement shall not be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied; (ii) if any of the conditions for Closing set forth in Section 6.3 is not satisfied by the Closing Date; or (iii) the Contributors shall have failed to fulfill in any material respect any of their material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (iii) of this Section 8.1(d), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within thirty (30) days of notice thereof by the Partnership; provided, however, that the Partnership is not in material breach of this Agreement.

(e)    By the Partnership or Contributors if the aggregate amount of all Defect Amounts for all Asserted Defects asserted by the Partnership in good faith exceeds fifteen percent (15%) of the Base Subject Units.

8.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by the Partnership or the Contributors (as elected by the Contributors’ Representative), written notice thereof shall forthwith be given to the Partnership or the Contributors, as applicable, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any party hereto or the general partner of the Partnership or any of their respective directors, managers, officers, employees, shareholders, unitholders, partners or representatives, except that the agreements contained in this ARTICLE 8 and ARTICLE 10 shall survive the termination hereof. Nothing contained in this Section 8.2 shall otherwise relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

ARTICLE 9
SURVIVAL AND INDEMNIFICATION

9.1    Survival of Representations, Warranties, Covenants and Agreements. All of the representations and warranties of the Partnership in ARTICLE 2 and the Contributors in ARTICLE 3 shall survive the Closing and continue in full force and effect through and including the date that is 24 months immediately following the Closing; provided that:

(a)    the representations and warranties in Section 2.1 (Organization and Existence), Section 2.2 (Governing Documents), Section 2.3 (Capitalization of the Partnership), Section 2.4 (Authority Relative to this Agreement), Section 2.5 (Noncontravention), Section 2.6 (Governmental Approvals) and Section 2.11 (Brokerage Fees) (the “Partnership Fundamental Representations”) shall survive indefinitely;

(b)    the representations and warranties in Section 3.1 (Organization and Existence), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Noncontravention), Section 3.4 (Governmental Approvals), and Section 3.20 (Brokerage Fees) (the “Contributor Fundamental Representations”) shall survive indefinitely; and

(c)    the representations and warranties in Section 3.8 (Tax Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

All other covenants and agreements contained in this Agreement shall survive the Closing until fully performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.2    Assumed Obligations; Retained Obligations. From and after the Closing, the Partnership shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Losses with respect to the Properties attributable to periods of time on, before, or after the Reference Date (all such obligations and Losses, the “Assumed Obligations”); provided, however, that the Assumed Obligations shall not include any (i) Excluded Taxes, (ii) Retained Obligations (unless and until they become Assumed Obligations, as provided below), or (iii) any obligations and Losses with respect to the breach by the Contributor of any of its representations, warranties or covenants under this Agreement. During the Holdback Period, Contributors shall retain and hereby agree to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligation and Losses, insofar and only insofar as they arise from a Third-Party Claim, with respect to the overpayment or mispayment of revenues or royalties prior to the Reference Date for the Properties attributable to period of time before the Reference Date (all such obligations and Losses, the “Retained Obligations” until the expiration of the Holdback Period, at which time such Retained Obligations shall become Assumed Obligations).

9.3    Indemnification.

(a)    Subject to Section 9.1 and Section 9.4, without duplication, each Contributor, severally but not jointly, hereby agrees to indemnify, defend and hold the Partnership and its Affiliates and their respective directors, managers, officers, employees, stockholders, unitholders, members, partners, agents, attorneys, representatives, successors, and assigns (collectively, the “Partnership Indemnified Parties”) harmless from and against, and pay to the applicable Partnership Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (excluding any punitive, exemplary, special, incidental, consequential or other similar damages, in each case, that are not a reasonably foreseeable result of the underlying breach, default, failure or event, unless such damages are required to be paid to a third party pursuant to a third party claim), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs, and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and the cost of enforcing any right to indemnification hereunder), whether or not involving a Third Party Claim (individually, a “Loss” and, collectively, “Losses”):

(i)    based upon, attributable to or resulting from the failure of any of the representations or warranties made by such Contributor in the Transaction Documents to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii)    based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of any such Contributor under any Transaction Document;

(iii)    relating to any of the Retained Obligations; and

(iv)    based upon, attributable to or resulting from the Excluded Properties or Excluded Taxes.

(b)    Subject to Section 9.1 and Section 9.4, without duplication, the Partnership hereby agrees to indemnify, defend, and hold the Contributors and their Affiliates and their respective stockholders, unitholders, directors, managers, employees, members, partners, agents, attorneys, representatives, successors, and permitted assigns (collectively, the “Contributors’ Indemnified Parties”) harmless from and against, and pay to the applicable Contributors’ Indemnified Parties the amount of, any and all Losses:

(i)    based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Partnership in any Transaction Document to be true and correct in all respects at the date hereof and as of the Closing Date;

(ii)    based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Partnership under any Transaction Document;

(iii)    relating to any of the Assumed Obligations; and

(iv)    relating to the Properties, arising from or relating to the ownership or actions or inactions of the Partnership after the Closing Date.

(c)    From and after the Closing, the remedies set forth in this ARTICLE 9 shall, except with respect to claims or causes of action arising from Fraud, willful misconduct or the Special Warranty, provide the sole and exclusive remedies of the parties arising out of, in connection with, relating to or arising under this Agreement or instrument delivered pursuant hereto. The Parties acknowledge and agree that, except with respect to claims or causes of action arising from Fraud or the Special Warranty, from and after the Closing the remedies available in this ARTICLE 9 supersede (and each party waives and releases) any other remedies available at law or in equity against the other parties including rights of rescission, rights of contribution and claims arising under applicable statutes.

(d)    The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in the Transaction Documents shall not be affected by any investigation conducted at any time, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements. The remedy of indemnification set forth in this ARTICLE 9 shall be in addition to any other remedies that any indemnified party may have under Applicable Laws (whether asserted in a proceeding at law or in equity).

9.4    Indemnity Limitations.

(a)     Notwithstanding anything to the contrary contained in this Agreement, the Contributors shall not have liability for any indemnification under Section 9.3(a)(i) and Section 9.3(a)(iii): (i) until and unless the aggregate amount of all Losses under Section 9.3(a)(i) and Section 9.3(a)(iii) for which claim notices are timely delivered by the Partnership exceeds an amount equal to the Indemnity Deductible and (ii) for any aggregate Losses under Section 9.3(a)(i) and Section 9.3(a)(iii) (for all Contributors) in excess of the Cap, provided that the Contributors’ indemnity obligations under Section 9.3(a)(i), solely with respect to the breach of (A) such Contributor Fundamental Representations or (B) the representations and warranties provided in Section 3.8 shall not be limited by this Section 9.4(a), subject to Section 9.4(e)(i) below.

(b)    Notwithstanding anything to the contrary contained in this Agreement, the Partnership shall not have liability for any indemnification under Section 9.3(b)(i): (i) until and unless the aggregate amount of all Losses under Section 9.3(b)(i) for which claim notices are timely delivered by the Contributors exceeds an amount equal to the Indemnity Deductible and (ii) for any aggregate Losses under Section 9.3(b)(i) in excess of the Cap, provided that the Partnership’s indemnity obligations under Section 9.3(b)(i) solely with respect to the breach of such Partnership Fundamental Representations, Section 9.3(b)(ii), Section 9.3(b)(iii) and Section 9.3(b)(iv) shall not be limited by this Section 9.4(b), subject to Section 9.4(e)(ii) below.

(c)    To the extent that any Losses that are subject to this ARTICLE 9 are covered by insurance, the indemnified party shall seek recovery under such insurance to the same extent as it would if such Loss were not subject to this ARTICLE 9. The obligation of the indemnifying party to the indemnified party against any Losses under this ARTICLE 9 shall be reduced by the amount of any insurance proceeds that the indemnified party has actually received (net of reasonable out of pocket expenses incurred in obtaining such recovery, any deductible or self-insured retention and the amount of any retrospective or other current increase in the premiums) from insurers or other third parties with respect to such Losses. If an indemnified party has received any payment for such Loss under this ARTICLE 9 from the indemnifying party and then receives such proceeds, such indemnified party shall pay such proceeds to such indemnifying party within ten (10) Business Days after the receipt thereof; provided, however, that such payment to the indemnifying party shall not exceed the amount of such payment by the indemnifying party for such Loss.

(d)    To satisfy the Contributors’ indemnity obligations herein, each Contributor separately, but not jointly, covenants and agrees that it shall, during the Holdback Period, retain the Holdback Units in an account held by such Contributor. For the avoidance of doubt, (i) upon the expiration of the Holdback Period, the Contributors may, at their sole election, sell, transfer, or otherwise dispose of the Holdback Units, and (ii) nothing in this Section 9.4(d) shall limit, restrict, prohibit or otherwise affect Contributors’ rights in and to any distributions or dividend paid or accruing to the Holdback Units during the Holdback Period (or at any time thereafter), and Contributors shall be free to retain, distribute, or otherwise deal with such distributions or dividends in the sole discretion of each such Contributor. The Contributors agree that the Holdback Units shall bear the following legend:

THE TRANSFER OF THE COMMON UNITS REPRESENTED BY THIS STOCK CERTIFICATE OR BOOK ENTRY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN CONTRIBUTION AND EXCHANGE AGREEMENT AMONG THE PARTNERSHIP, THE HOLDER OF THE COMMON UNITS REPRESENTED BY THIS STOCK CERTIFICATE OR BOOK ENTRY AND CERTAIN OTHER PARTIES. A COPY OF THE CURRENT VERSION OF THE CONTRIBUTION AND EXCHANGE AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP AND WILL BE FURNISHED WITHOUT CHARGE TO THE RECORD HOLDER HEREOF UPON WRITTEN REQUEST TO THE PARTNERSHIP AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

(e)    Notwithstanding anything to the contrary contained in this Agreement, (i) the Contributors’ collective liability for any Losses claimed or realized by the Partnership arising from or relating to this Agreement shall not exceed $200,000,000 and (ii) the Partnership’s liability for any Losses claimed or realized by the Contributors arising from or relating to this Agreement shall not exceed $200,000,000.

(f)    In all cases in which a Person is entitled to be indemnified in accordance with this Agreement, such Person shall be under a duty to take all commercially reasonable measures to mitigate all Losses; provided, however, that such party shall not be required to commence or participate in any litigation or offer or grant any accommodation (material or otherwise) to any third parties.

(g)    No Losses may be claimed under Section 9.3(a) by any Partnership Indemnified Party to the extent such Losses are otherwise recovered under any other remedy provided in this Agreement. No Losses may be claimed under Section 9.3(b) by any Contributors’ Indemnified Party to the extent such Losses are otherwise recovered under any other remedy provided in this Agreement.

(h)    For the purposes of this ARTICLE 9, the representations and warranties in this Agreement (other than the Contributor Fundamental Representations, the Partnership Fundamental Representations and those representations and warranties set forth in Section 3.7(a) or Section 3.17(b)) shall be deemed to have been made without references to the terms “material,” “materiality,” “Material Adverse Effect” or similar qualifications as to materiality contained in any such representation or warranty.

9.5    Indemnification Procedures.

(a)    A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this ARTICLE 9.

(b)    If any indemnified party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such indemnified party with respect to which the indemnifying party is obligated to provide indemnification under this Agreement, the indemnified party shall give the indemnifying party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. The indemnifying party shall have the right to participate in or, by giving written notice to the indemnified party, to assume the defense of any Third Party Claim at the indemnifying party’s expense and by the indemnifying party’s own counsel, and the indemnified party shall cooperate in good faith in such defense; provided that if the indemnifying party is a Contributor, such indemnifying party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the indemnified party. In the event that the indemnifying party assumes the defense of any Third Party Claim, subject to Section 9.3(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the indemnified party. The indemnified party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the indemnifying party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the indemnified party, provided that if in the reasonable opinion of counsel to the indemnified party, (i) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party; or (ii) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party determines counsel is required. If the indemnifying party elects not to compromise or defend such Third Party Claim, fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the indemnified party may, subject to Section 9.3(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(c)    Notwithstanding any other provision of this Agreement, the indemnifying party shall not enter into settlement of any Third Party Claim without the prior written consent of the indemnified party, except as provided in this Section 9.5(c). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the indemnified party and provides, in customary form, for the unconditional release of each indemnified party from all liabilities and obligations in connection with such Third Party Claim and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give written notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the indemnified party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the indemnifying party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the indemnified party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the indemnifying party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the indemnified party has assumed the defense pursuant to Section 9.3(b), it shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

ARTICLE 10
MISCELLANEOUS

10.1    Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by electronic mail transmission, with read receipt requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(i)    If to the Contributors, to the Contributors’ Representative and the WTM Contributor:

West Texas Minerals, LLC

520 Madison Avenue, 30th Floor

New York, New York 10022

Attention: Morgan Blackwell

Email: mblackwell@dkp.com

Attention: Travis Troyer

Email: ttroyer@dkp.com

Carrollton Mineral Partners, LP

Carrollton Mineral Partners Fund II, LP

Carrollton Mineral Partners III, LP

Carrollton Mineral Partners III-B, LP

Carrollton Mineral Partners IV, LP

CMP Permian, LP

CMP Glasscock, LP

Carrollton Royalty, LP

5949 Sherry Lane, Suite 1850

Dallas, Texas 75225

Attention: John R. Howard, Jr.

Email: jrh@carres.com

with a copy to (which shall not constitute notice):

Sanders Bajwa LLP

919 Congress Avenue, Suite 1305

Austin, Texas 7870

Attention: Joe T. Sanders II

Email: jsanders@sandersbajwa.com

(ii)    If to the Partnership:

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219

Attention: Bradley J. Ehrman, Madeline P. Bugh

Email: behrman@dmlp.net; mbugh@dmlp.net

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201

Attention: Jesse Betts, Cole Bredthauer

Email: jbetts@akingump.com; cbredthauer@akingump.com

Such notices, requests, demands and other communications shall be effective (x) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (y) if mailed, the date of delivery as shown by the return receipt therefor or (z) if sent by electronic mail transmission, with read receipt requested, when the answer back is received.

10.2    Entire Agreement. This Agreement, together with the schedules, exhibits, the other Transaction Documents and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.3    Contributors’ Representative.

(a)    Carrollton Mineral Partners, LP, a Texas limited partnership, is hereby appointed, authorized, and empowered to act as a representative for the Carrollton Contributors (the “Contributors’ Representative”), as the attorney-in-fact for and on behalf of the Carrollton Contributors, with respect to the exercise of any decision, right, consent, election or other action that the Carrollton Contributors are required or permitted to make or take under the terms of this Agreement (including, without limitation, to execute any notice, certificate, document or instrument to be delivered pursuant to this Agreement and to execute any amendment to this Agreement), and the Partnership may rely on the decisions of the Contributors’ Representative with respect to all such matters. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Carrollton Contributors will be treated as a single party for purposes of any notice, election, exercise of a right, consent or similar action to be made by Contributors under this Agreement. The Parties further acknowledge that the Partnership shall be entitled to rely on the instructions by the Contributors’ Representative as to the Subject Units to be issued to each Carrollton Contributor and the Partnership shall have no responsibility to independently determine the apportionment of Subject Units among the Carrollton Contributors.

(b)    All of the powers granted to the Contributors’ Representative under this Agreement are coupled with an interest and shall be irrevocable and shall survive the Closing Date and/or any termination of this Agreement.

(c)    Notwithstanding anything to the contrary set forth herein, no Partnership Indemnified Party shall be liable for any Loss to any Carrollton Contributor, for any action taken or not taken by the Contributors’ Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Contributors’ Representative, including any failure of the Contributors’ Representative to distribute or to distribute or subdivide in the correct amounts, any payments made to the Contributors’ Representative by the Partnership for distribution to any Carrollton Contributor, among the Carrollton Contributors or any other Person; it being understood that once the Partnership has made such a payment to the Contributors’ Representative for distribution to any Carrollton Contributor, among the Carrollton Contributors or to such other Person, such payment shall constitute a complete discharge of the relevant payment obligation of the Partnership.

10.4    Binding Effect; Assignment; Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than (i) the parties hereto and their respective successors and permitted assigns and (ii) the Partnership Indemnified Parties and the Contributors’ Indemnified Parties, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.5    Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

10.6    Governing Law; Consent to Jurisdiction.

(a)    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Texas, County of Dallas or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to maintenance of any action or proceeding so brought.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF DALLAS, TEXAS AND COUNTY OF DALLAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6(c).

10.7    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

10.8    Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

10.9    References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.” Each reference herein to a schedule or exhibit refers to the item identified separately in writing by the parties hereto as the described schedule or exhibit to this Agreement. All schedules and exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.10    Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

10.11    Injunctive Relief; Liquidated Damages. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and shall be entitled to seek specific performance of the provisions of this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if the Contributors are entitled to terminate this Agreement under Section 8.1(c)(ii) due to a failure by the Partnership to perform its obligation to proceed with Closing, the Contributors may, as their SOLE and EXCLUSIVE remedy, terminate this Agreement and shall have the right to receive an amount of liquidated damages equal to one million dollars ($1,000,000.00). The Parties hereby acknowledge and agree that (a) Contributors’ harm would be impossible or very difficult to accurately estimate as of the date hereof, (b) such liquidated damages are a reasonable estimate of the anticipated or actual harm that might arise therefrom and (c) such liquidated damages constitute compensation, and not a penalty.

10.12    Amendment. Any provision of this Agreement (including the Exhibits hereto) may be amended, to the extent permitted by law, if, and only if, such amendment is in writing and signed by the parties hereto.

10.13    Waiver. Any of the parties to this Agreement may (a) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (b) waive compliance by the other parties with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14    Surface Interests. Notwithstanding anything herein to the contrary, Contributors acknowledge and agree that the Partnership may, prior to Closing, designate an Affiliate to take title to the Surface Interest by delivering written notice to Contributors. In such event: (i) Contributors shall execute and deliver the Surface Interests to such Affiliate, as grantee under the Conveyances, (ii) all Assumed Obligations in any way related to the Surface Interest shall be deemed to be assumed by such Affiliate, (iii) the Partnership shall have no obligations hereunder with respect to the Surface Interests, and (iv) all obligations of Contributors hereunder with respect to such Surface Interests, shall be deemed to be obligations to such Affiliate (as opposed to the Partnership). For the limited purposes of this Section 10.14, such Affiliate shall be deemed to be a third-party beneficiary to this Agreement.

10.15    Scope of Representations and Warranties. For the purposes of identifying the scope of each Contributor’s representations and warranties in Article 3, such Contributor’s representations and warranties are made only with respect to each Property indicated on an Exhibit as being associated with such Contributor.

ARTICLE 11
DEFINITIONS

11.1    Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person. Notwithstanding anything in the foregoing or elsewhere in this Agreement, Third Parties Sterling Mi-Ro Partners, LP and Carrollton Mineral Partners V, LP shall not be considered Affiliates of any Contributor.

“Allocated Value” means the number of Common Units set forth as “Allocated Value by Property (in Units)” on Exhibit A-6a or “AOV (Units)” on Exhibit A-6b, as applicable, for each Property identified on Exhibit A-6a or Exhibit A-6b, as applicable.

“Applicable Environmental Law” shall mean all Applicable Laws pertaining to the protection of the environment (e.g., prevention of pollution and remediation of contamination) and human health and safety, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2702 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. § 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Noise Control Act, 42. U.S.C. § 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Resource Conservation and Recovery Act“”, 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and the Nuclear Waste Policy Act of 1982, 42 U.S.C. § 10101 et seq.; and all analogous applicable state and local Applicable Laws, including, without limitation, Tex. Nat. Res. Code, Title 3 (Oil and Gas) and 16 Tex. Admin. Code. pt. 1 (Railroad Commission of Texas).

“Applicable Law” shall mean any federal, state, local or municipal statute, law, common law, constitution, ordinance, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity or any treaty or other legally enforceable directive or requirement, to which a specified person or property is subject.

“Asset Taxes” shall mean ad valorem, property (real, personal or mixed), excise, severance, production, sales, use or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Properties or the production of hydrocarbons therefrom or the receipt of proceeds therefrom.

“Basic Documents” shall mean (a) all Oil and Gas Leases, and (b) all contracts and agreements that are reasonably necessary to own, explore, develop, operate, maintain or use the Properties in the manner in which they are currently being owned, explored, developed, operated, maintained or used and in accordance with the prudent practices of the oil and gas industry; provided however that “Basic Documents” shall not include that portion of contracts or agreements which relate to the ownership and operation of the surface of the Properties.

“Benefit” means any benefit or interest that:

(a)         with respect to a Fee Property, causes Contributors to have total Net Royalty Acres in such Fee Property that is greater than set forth on Exhibit A-1 for such Fee Property;

(b)         with respect to an NPRI Property, causes Contributors to have total Net Royalty Acres in such NPRI Property that is greater than set forth on Exhibit A-2 for such NPRI Property;

(c)         with respect to an ORRI Property, causes Contributors to have total Net Royalty Acres in such ORRI Property that is greater than set forth on Exhibit A-3 for such ORRI Property;

(d)         with respect to a Well, causes Contributors to have a combined Net Revenue Interest in such Well that is greater than set forth on Exhibit A-6b for such Well; and

(e)         with respect to a Surface Interest, causes Contributors to have a total Net Royalty Acres in such Surface Interest that is greater than set forth on Exhibit A-5 for such Surface Interest.

“Business Day” shall mean a day on which banks are open for the transaction of business in Dallas, Texas.

“Casualty Loss” shall mean, with respect to all or any major portion of any of the Properties, any destruction by fire, blowout, storm or other casualty or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain of any of the Properties or portion thereof, in each case prior to the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Unit” shall mean a Common Unit, as defined in the Partnership Agreement.

“Defect” means any burden, Encumbrance, restriction, impairment, irregularity, limitation or other defect that causes (or if not cured, could reasonably be expected to cause) the Contributors to not have Defensible Title to all or any portion of one or more Oil and Gas Assets.

“Defect Amount” shall mean the reduction to the Base Subject Units resulting from a Defect as determined in accordance with Section 1.6(b).

“Defensible Title” means, with respect to a Property, legal, contractual or other beneficial title, subject to the Permitted Encumbrances of the Contributors in and to such Property throughout the life of such Property, which:

(a)         with respect to each Fee Property set forth on Exhibit A-1, entitles Contributors (and the Partnership as successor-in-interest to Contributors) to not less than the number of Net Royalty Acres for each Fee Property (as to the Target Formation) as set forth in Exhibit A-1 for such Fee Property;

(b)         with respect to each NPRI Property set forth on Exhibit A-2 entitles Contributors (and the Partnership as successor-in-interest to Contributors) to not less than the number of Net Royalty Acres for each NPRI Property (as to the Target Formation) as set forth in Exhibit A-2 for such NPRI Property;

(c)         with respect to each ORRI Property set forth on Exhibit A-3, entitles Contributors (and the Partnership as successor-in-interest to Contributors) to not less than the number of Net Royalty Acres for such ORRI Property listed on Exhibit A-3 (as to the Target Formation) as set forth in Exhibit A-3 for such ORRI Property;

(d)         with respect to each Well set forth on Exhibit A-6b, entitles Contributors to receive not less than the Net Revenue Interest set forth in Exhibit A-6b with respect to the Oil and Gas produced, saved or sold from such Well (as to the Target Formation);

(e)         with respect to each Surface Interest set forth on Exhibit A-5, entitles Contributors (and the Partnership as successor-in-interest to Contributors) to not less than the number of Net Royalty Acres for such Surface Interest listed on Exhibit A-5 (as to the Target Formation) as set forth in Exhibit A-5 for such Surface Interest; and

(f)         is free and clear of all Encumbrances.

“Encumbrances” shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“Excluded Taxes” means (a) the following Taxes: (i) all Asset Taxes that relate to the Properties or any employee of a Contributor for any Pre-Reference Date Tax Period, but excluding Pre-Closing Transferred Proceeds Asset Taxes; (ii) all Taxes of, or imposed on, the Contributors that are unrelated to the Properties; and (iii) all Income Taxes of, or imposed on, the Contributors (including to the extent related to the Properties or any employees of the Contributors) or any of their direct or indirect owners; and (b) any liability of the Partnership for any Taxes referred to in clause (a) whether imposed directly, as a transferee or successor, pursuant to joint and/or several liability, pursuant to a contract or by an obligation to withhold.

“Fraud” means an knowing and intentional misrepresentation of a material fact or concealment of a material fact by a Party with respect to any representation or warranty in ARTICLE 2 or ARTICLE 3 of this Agreement or in any other document or certificate delivered pursuant to this Agreement, with the intent of inducing another Party to enter into this Agreement and upon which such other Party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or similar theory).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Hazardous Materials” shall mean any (i) chemical, constituents, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity or may form the basis of liability under any Applicable Environmental Law; (ii) asbestos containing material, lead-based paint, polychlorinated biphenyls or radon; and (iii) petroleum, Oil and Gas or petroleum products.

“Income Taxes” means any income Taxes, and franchise, and similar Taxes imposed in lieu of Taxes denominated as “income taxes,” based upon, measured by, or calculated with respect to, gross or net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if gross or net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated), but not including VAT, sales use, goods and services, real or personal property, transfer or other similar Taxes.

“IRS” shall mean the Internal Revenue Service of the United States.

“Knowledge” shall be deemed to exist if (a) with respect to the Contributors, Pat Bolin, Bo Howard, Martin Howard and Damon Box or (b) with respect to the Partnership, Bradley J. Ehrman and Leslie A. Moriyama, is actually aware of the fact or other matter in question; or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Leased Fee Properties” means each of the Fee Properties identified on Exhibit A-1 as currently being subject to an Oil and Gas Lease.

“Lessee” shall mean any lessee under any Oil and Gas Lease.

“Material Adverse Effect” shall mean with respect to any person, property or asset any adverse change or adverse condition in or relating to the financial condition of such person, including its subsidiaries, property or asset that is material to such person, its subsidiaries, property or asset; provided that any prospective change or changes in the conditions listed above or relating to or resulting from (i) the transactions contemplated by this Agreement (or the announcement of such transactions or entry into this Agreement), (ii) any change or changes in the prices of oil, gas, natural gas liquids or other hydrocarbon products, (iii) general economic conditions or local, regional, national or international oil and gas industry conditions, (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, or political election, (v) effects of weather, meteorological events, natural disasters or other acts of God, (vi) the outbreak or continuation of any disease or epidemic (including COVID-19), shall not be deemed to constitute a Material Adverse Effect; provided that in the case of the foregoing clauses (iv), (v) and (vi), to the extent such change or changes in conditions have a disproportionate adverse impact on such Person’s property or assets relative to other similarly situated Persons engaged in the oil and gas mineral and royalties business or geographic markets in which such Person holds properties or assets, then such change or changes in condition may be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

“Net Mineral Acre” means the entire undivided fee mineral estate in one gross acre of land. With respect to a Property, the quantity of Net Mineral Acres shall equal: (i) the number of gross acres of land covered or burdened by such Property (or portion thereof), multiplied by (ii) the associated undivided interest (expressed as a percentage) in the lands covered by such Property (or portion thereof); provided, however, if item (ii) varies as to different areas of the lands covered by such Property or the depths within the Target Formation covered by such Property, a separate calculation shall be performed with respect to each such area or depth.

“Net Revenue Interest” shall mean, with respect to a Well, as computed separately for each Well, as to each applicable Target Formation set forth on Exhibit A-6b, the decimal or percentage share in all Oil and Gas produced from a Well to which the owner of the Property is entitled, after giving effect to all burdens thereon. Notwithstanding the foregoing, if Contributor’s “Net Revenue Interest” varies for different Target Formations within a Well, a separate calculation shall be performed with respect to each such Target Formation (as applicable) for purposes of calculating Net Revenue Interest under this Agreement.

“Net Royalty Acre” means the equivalent of a full one-eighth lease royalty on one (1) Net Mineral Acre. The quantity of Net Royalty Acres included in a Property shall equal: with respect to each Property identified on Exhibit A-1, Exhibit A-2, Exhibit A-3, or Exhibit A-5, (i) the amount of Net Mineral Acres for such Property, multiplied by (ii) the quotient of (A) the effective royalty rate for such Property (on an 8/8ths basis) after accounting for any burdens against royalty, divided by (B) 0.125; provided that if any Property constitutes an unleased mineral interest, the royalty rate in (A) above shall be deemed to be 25%. Notwithstanding the foregoing, with respect to a Property consisting of a nonparticipating royalty interest or an overriding royalty interest that, in each case, is not (x) subject to proportionate reduction in the event such interest burdens less than the full mineral estate, and (y) variable according to the royalty rate or magnitude of royalty provided for in a lease or other instrument governing payment of such royalty, Net Royalty Acres shall equal: (i) the gross acres covered by the Property, multiplied by (ii) the quotient of (A) the fractional or decimal interest in total production of Oil and Gas from the lands on an unpooled and non-communitized basis, divided by (B) 0.125.

“Oil and Gas” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid hydrocarbons, associated gases, vaporous substances or minerals.

“Oil and Gas Lease” shall mean an Oil and Gas lease relating to the Properties and the real and personal property related thereto.

“Other Minerals” shall mean sulphur, lignite, lithium, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value whether or not generally produced from a wellbore in conjunction with the production of Oil and Gas.

“Partnership Agreement” shall mean the Amended and Restated Partnership Agreement of the Partnership, as currently in effect.

“Permits” shall mean licenses, permits, franchises, consents, approvals, variances, exemptions, waivers and other authorizations of or from Governmental Entities or pursuant to any Applicable Law or Applicable Environmental Laws.

“Permitted Encumbrances” shall mean (a) liens for Taxes not yet due and payable or, if delinquent, being contested in good faith by appropriate actions; and (b) statutory liens (including materialman’s, mechanic’s, repairman’s, landlord’s, and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable or, if delinquent, being contested in good faith by appropriate actions set forth on Schedule 3.10; (c) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of the Properties or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance; (d) all rights reserved to or vested in any Governmental Entity to control or regulate any of the Property in any manner, and all obligations and duties under all Applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Entity; (e) any Defect affecting the Properties which is discharged by any Contributor or Contributors at or prior to the Closing; (f) any Encumbrance, title defect or other matter (whether or not constituting a Defect) affirmatively waived by the Partnership in writing pursuant to this Agreement (it being understood and agreed that no deemed waiver shall constitute a Permitted Encumbrance hereunder); (g) a defect based solely on (1) lack of information in the Contributors’ files, or (2) references to a document(s) if such document(s) is not in the Contributors’ files and would be reasonably unlikely to cause a Defect; (h) defects arising out of lack of corporate or other entity authorization unless the Partnership provides affirmative written evidence that the action was not authorized and results in another Person’s superior claim of title; (i) defects arising out of lack of survey, unless a survey is required by Applicable Law; (j) defects involving a counterparty no longer in existence or in bankruptcy or receivership that have existed for more than twenty (20) years; (k) defects arising from unreleased instruments absent specific evidence that such instruments continue in force and effect; (l) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the Partnership provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title; (m) defects involving the lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgement, or approval of any instrument in the any Contributor’s chain of title that have existed for more than twenty (20) years, or absent reasonable evidence of an actual claim of superior title from a third Person attributable to such matter; (n) (i) any royalties, back-in interests, reversionary interests, and other burdens, and (ii) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in any contracts, instruments or Oil and Gas Leases binding upon an Oil and Gas Asset, in each case of (i) and (ii), if the net cumulative effect of the foregoing does operate to reduce the Net Revenue Interest or Net Royalty Acres, as applicable, set forth in the respective Exhibit at any time, whether now or in the future; (o) solely with respect to Fee Properties, the ORRI Properties, the NPRI Properties, and the Surface Interests (and excluding, in all cases, the Wells), Encumbrances, irregularities, defects, or loss of title affecting ownership interests in formations other than the applicable Target Formation; provided, however, that this subsection (o) shall not be a Permitted Encumbrance with respect to the Special Warranty; (p) defects, gaps, or irregularities that have been fully cured under any applicable statutes of limitation for adverse possession or for prescription or under marketable title or similar Applicable Laws or standards; (q) defects or irregularities resulting from the failure to record releases of liens that have expired on their own terms or the enforcement of which are barred by applicable statute of limitations, absent reasonable evidence of an actual claim of superior title from a third Person attributable to such matter; and (r) decreases in Net Revenue Interest resulting from the establishment or amendment from and after the execution date of this Agreement of units.

“Person” (whether or not capitalized) shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Post-Closing Tax Period” means any Tax period (or portion of a Tax period) beginning after the Closing Date.

“Post-Reference Date Tax Period” means any Tax period (or portion of a Tax period) beginning on or after the Reference Date.

“Pre-Closing Tax Period” means any Tax period (or portion of a Tax period) ending on or before the Closing Date.

“Pre-Closing Transferred Proceeds Asset Taxes” means any Asset Taxes attributable to the severance or production of hydrocarbons with respect to the Properties where such severance or production occurred on or before the Reference Date and the asset severed or produced, or the proceeds therefrom, are included in the Properties.

“Pre-Reference Date Tax Period” means any Tax period (or portion of a Tax period) ending before the Reference Date.

“Proceedings” shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“reasonable best efforts” shall mean a party’s best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Records” shall mean all data, files or records in the control or possession of the Contributors pertaining to the ownership of the Properties, including but not limited to all abstracts of title, accounting records, bank statements, Asset Tax records, financial reports and projections, escrow reports, books, contract files, division order files, documents evidencing the prices currently being paid for production, engineering data, geological and geophysical reports, lease files, logs, maps, pressure data, production records, supplemental abstracts of title, title curative materials, title opinions, title reports, notices, evidence of payment, correspondence, and other data related to the Properties; provided, however, that “Records” shall not include any of the foregoing to the extent that a portion of such records relates to (a) the ownership and operation of the surface of the Properties, (b) the Excluded Properties, (c) except for title opinions, items that may be subject to a valid legal privilege, including any attorney-client or work product privilege; (d) any items that may be subject to restriction pursuant to a contractual obligation, (e) items that are not transferable without payment by any Contributor of additional consideration, (f) all employee and personnel files, and (g) all e-mails and other electronic files on any Contributor’s or its respective Affiliates’ servers and networks relating to any of (a) through (f).

“Reference Date” shall mean July 1, 2024.

“Target Formation” shall mean the target formation(s) specified on Exhibit A-6a and Exhibit A-6b, as applicable.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a successor, transferee, by contract or otherwise.

“Tax Return” shall mean any report, return, election, document, estimated tax filing, declaration, claim for refund, extensions, information returns or other filing with respect to any Taxes provided to any Governmental Entity including any schedules or attachments thereto and any amendment thereof.

“Transaction Documents” shall mean this Agreement, the Conveyances and any document, agreement, instrument or certificate delivered pursuant hereto.

“Transfer Tax” means all transfer, documentary, sales, use, stamp, registration, value added, and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated under this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code.

“Unit” shall mean, collectively, a drilling, pooled, spacing, proration, production or enhanced recovery unit formed pursuant to a voluntary unitization, communitization or pooling agreement or a drilling, spacing, proration, production or enhanced recovery unit formed under or pursuant to law, rule or regulation or other action of a regulatory body having jurisdiction.

“Unleased Fee Properties” means the Fee Properties identified on Exhibit A-1 that are not Leased Fee Properties (each being a “Unleased Fee Property”).

11.2    Certain Additional Defined Terms. In addition to such terms as are defined in Section 11.1, the following terms are used in this Agreement as defined in the Sections or Schedule set forth opposite such terms:

Defined Term	Section Reference

Agreement	Introduction
Asserted Defects	Section 1.6(a)
Assumed Obligations	Section 9.2
Base Subject Units	Section 1.4
Benefit Amount	Section 1.6(c)
Benefit De Minimis Amount	Schedule 11.1
Cap	Schedule 11.1
Cash Settlement Limit	Schedule 11.1
Closing	Section 1.1
Closing Date	Section 1.1
Closing Settlement Statement	Section 1.9(b)
Confidential Information	Section 5.1
Contributed Cash	Section 1.2(l)
Contributed Cash True-up Amount	Section 1.9(b)
Contributor Fundamental Representations	Section 9.1(b))
Contributors	Introduction
Contributors’ Indemnified Parties	Section 9.3(b)
Contributors’ Representative	Section 10.3
Conveyances	Section 1.5
De Minimis Amount	Schedule 11.1
Defect Amount Limit	Schedule 11.1
Defect Cure Period	Section 1.6(b)(iii)
Defect Deadline	Section 1.6(a)
Defect Notice	Section 1.6(a)
Defect Property	Section 1.6(b)
Dispute Notice	Section 1.7
Disputed Amounts	Section 1.9(d)
Estimated Settlement Statement	Section 1.9(a)
Exchange Act	Section 2.13
Exchange Agent	Section 1.4
Excluded Properties	Section 1.3
Execution Date	Recitals
Holdback Period	Schedule 11.1
Holdback Units	Schedule 11.1
Indemnity Deductible	Schedule 11.1

Defined Term	Section Reference

Independent Accountant	Section 1.9(d)
Loss	Section 9.3(a)
NPRI Properties	Section 1.2(b)
Oil and Gas Assets	Section 1.2(d)
ORRI Properties	Section 1.2(c)
Partnership	Introduction
Partnership Financial Statements	Section 2.7(a)
Partnership Fundamental Representations	Section 9.1(a)
Partnership GP	Section 2.3(a)
Partnership Indemnified Parties	Section 9.3(a)
Partnership Prepared Returns	Section 7.4(c)
Production	Section 1.2(i)
Properties	Section 1.2
Registration Statements	Section 1.4
Representatives	Section 5.1
Requisite Financial Statement Information	Section 5.10(a)
Resolution Period	Section 1.9(c)
Review Period	Section 1.9(c)
SEC	Section 2.13
Securities Act	Section 2.13
SEC Filings	Section 2.13
Settlement Matters	Section 1.9(a)
Special Warranty	Section 1.8
Statement of Objections	Section 1.9(c)
Subject Units Surface Interests	Section 1.4 Section 1.2(e)
Tax Basis Schedule	Section 7.4(f)
Tax Treatment	Section 1.10
Third Party Claim	Section 9.5(b)
Title Arbiter	Section 1.7
Title Deductible	Schedule 11.1
Transfer	Section 1.2
Undisputed Amounts	Section 1.9(d)
Wells	Section 1.2(d)
Year-End Tax Basis Schedule	Section 7.4(f)

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, as of the date first above written.

THE PARTNERSHIP: DORCHESTER MINERALS, L.P.

By:	/s/ Bradley J. Ehrman
Name: Bradley J. Ehrman
Title: Chief Executive Officer

THE CONTRIBUTORS: WEST TEXAS MINERALS LLC

By:	/s/ Morgan Blackwell
Name: Morgan Blackwell
Title: Vice President

CARROLLTON MINERAL PARTNERS, LP By: Carrollton Mineral Partners GP, LP, its general partner By: CMP Energy, LLC, its general partner

By:	/s/ John R. Howard, Jr.
Name: John R. Howard, Jr.
Title: Manager

CARROLLTON MINERAL PARTNERS FUND II, LP By: Carrollton Mineral Partners II GP, LP, its general partner By: CMP Energy II, LLC, its general partner

By:	/s/ John R. Howard, Jr.
Name: John R. Howard, Jr.
Title: Manager

CARROLLTON MINERAL PARTNERS III, LP By: Carrollton Mineral Partners III GP, LP, its general partner By: CMP Energy III, LLC, its general partner

By:	/s/ John R. Howard, Jr.
Name: John R. Howard, Jr.
Title: Manager

CARROLLTON MINERAL PARTNERS III-B, LP By: Carrollton Mineral Partners III-B GP, LP, its general partner By: CMP Energy III, LLC, its general partner

By:	/s/ John R. Howard, Jr.
Name: John R. Howard, Jr.
Title: Manager

CARROLLTON MINERAL PARTNERS IV, LP By: Carrollton Mineral Partners IV GP, LP, its general partner By: CMP Energy IV, LLC, its general partner

By:	/s/ John R. Howard, Jr.
Name: John R. Howard, Jr.
Title: Manager

CMP PERMIAN, LP By: Carrollton Land Company, LLC, its general partner

By:	/s/ John R. Howard, Jr.
Name: John R. Howard, Jr.
Title: Manager

CMP GLASSCOCK, LP By: Carrollton Land Company, LLC, its general partner

By:	/s/ John R. Howard, Jr.
Name: John R. Howard, Jr.
Title: Manager

CARROLLTON ROYALTY, LP By Carrollton Royalty GP, LLC, its general partner

By:	/s/ John R. Howard, Jr.
Name: John R. Howard, Jr.
Title: Manager

Exhibit G

Dorchester Minerals Management GP, LLC

3838 Oak Lawn Ave, Suite 300

Dallas, TX 75219

September [●], 2024

Carrollton Mineral Partners, LP

5949 Sherry Lane, Suite 1850

Dallas, Texas 75225

Attention: John R. Howard, Jr.

Email: jrh@carres.com

Re:	Board Appointment Right

To Whom it May Concern:

Reference is made herein to that certain Contribution and Exchange Agreement dated September [●], 2024 by and among Dorchester Minerals, L.P. (the “Partnership”), West Texas Minerals LLC, Carrollton Mineral Partners, LP (“CMP”), Carrollton Mineral Partners Fund II, LP, Carrollton Mineral Partners III, LP, Carrollton Mineral Partners III-B, LP, Carrollton Mineral Partners IV, LP, CMP Permian, LP, CMP Glasscock, LP and Carrollton Royalty, LP (the “Contribution and Exchange Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Contribution and Exchange Agreement.

In consideration of the direct and indirect benefits to the undersigned as a result of the Contribution and Exchange Agreement, the sufficiency of which is hereby acknowledged, this letter agreement (this “Letter Agreement”) is being executed and delivered pursuant to Section 6.2(g) and Section 6.3(i) of the Contribution and Exchange Agreement.

From and after the date hereof and until the termination of this Letter Agreement, the undersigned members (the “Members”) of Dorchester Minerals Management GP, LLC, a Delaware limited liability company (“DMMGP”) and the sole general partner of Dorchester Minerals Management LP, a Delaware limited partnership and the sole general partner of the Partnership, shall, within ten (10) Business Days after the Closing, vote all of their membership interests in DMMGP, at any regular or special meeting of the Members called for the purpose of filling positions on the Board of Managers of DMMGP (the “Board”) or in any written consent executed in lieu of such meeting of the Members, and shall take all actions necessary, to:

(i)	ensure that the Board shall consist of at least nine (9) managers;

(ii)

ensure the election to the Board of one (1) representative designated by CMP (the “Contributor-Appointed Manager”) with the consent of the Members (such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, such consent would not be unreasonably withheld, conditioned or delayed with respect to an affiliate of a competitor of the Partnership, any person who would cause the Partnership to fail to meet the listing standards of the exchange on which the Common Units are listed or any person who the Members reasonably determine is unfit to serve as a director of a public company); provided that the Contributor-Appointed Manager shall only serve on such committees of the Board established to govern the Partnership (and no other committees); and

(iii)	at the written request of CMP, remove from the Board (with or without cause) any Contributor-Appointed Manager;

provided that CMP shall submit a manager questionnaire, in the form approved by DMMGP, completed to the reasonable satisfaction of DMMGP, and an executed confidentiality agreement, in form and substance reasonably approved by DMMGP, at least five (5) Business Days prior to any proposed date for appointment of the Contributor-Appointed Manager.

On December 31, 2026 and on the last day of each subsequent calendar quarter until the termination of this Letter Agreement (each, a “Determination Date”), CMP shall provide a written certification to DMMGP that the Contributors, collectively, hold an aggregate of at least 1,000,000 Common Units (the “Threshold”); provided that as of December 31, 2026 and on each anniversary thereof until the termination of this Letter Agreement, CMP shall provide evidence to DMMGP substantiating the Contributors’ aggregate ownership of Common Units equal to or greater than the Threshold to the reasonable satisfaction of DMMGP; provided further that if the Contributors hold an aggregate amount of Common Units less than the Threshold as of any Determination Date, this Letter Agreement shall terminate as of such Determination Date without any further action by any Person. During the term of this Letter Agreement, the Contributor-Appointed Manager shall receive the same renumeration for such Contributor-Appointed Manager’s service to the Board as an independent member of the Board elected by the holders of Common Units.

This Letter Agreement constitutes the full and complete agreement of the undersigned with respect to the subject matter hereof. This Letter Agreement shall not be amended, modified or changed, except by an instrument signed by each of the undersigned. This Letter Agreement shall be binding upon and inure to the benefit of the undersigned and their respective successors and permitted assigns; provided that neither this Letter Agreement nor any of the rights or interests hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties. This Letter Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Letter Agreement to the law of another jurisdiction. This Letter Agreement, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via e-mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Letter Agreement as of the date first above written.

CMP:

CARROLLTON MINERAL PARTNERS, LP

	By:	Carrollton Mineral Partners GP, LP, its general partner

	By:	CMP Energy, LLC, its general partner

By:
John R. Howard, Jr., Manager

Signature Page to Side Letter Agreement

MEMBERS:

SAM PARTNERS, LTD.

By:	SAM Partners Management, Inc., its general partner

By:
H. C. Allen, Jr., Secretary

VAUGHN PETROLEUM (DMLP), LLC

By:
Robert C. Vaughn, Manager

SMITH ALLEN OIL & GAS, LLP

By:
William Casey McManemin, Managing Partner

PRESTON A. PEAK LIMITED PARTNERSHIP

By:	Peak GP LLC, its general partner

By:
Martha Ann Peak Rochelle, Manager

YELAR PARTNERS, L.L.P.

By:	Yelar LLC, its managing partner

By:
Lesley R. Carver, Manager

Signature Page to Side Letter Agreement